                                                     Registration No. 333-______
    As filed with the Securities and Exchange Commission on ________ __, 1997
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                                 SNOWDANCE, INC.
              (Exact name of Small Business Issuer in its charter)

          DELAWARE                                    7011                               04-338-3839
(State or other jurisdiction of    (Primary Standard Industrial Classification        (I.R.S. Employer
incorporation or organization)                     Code Number)                    Identification Number)

                                    ROUTE 44
                           BROWNSVILLE, VERMONT 05037
                                 (802) 484-7000
          (Address and Telephone Number of Principal Executive Offices)
                                ---------------


                              STEVEN H. PLAUSTEINER
                             CHIEF EXECUTIVE OFFICER
                                 SNOWDANCE, INC.
                                    ROUTE 44
                           BROWNSVILLE, VERMONT 05037
                                 (802) 484-7000
            (Name, Address and Telephone Number of Agent For Service)
                                ---------------


                                   Copies to:

       DENNIS N. BERMAN, ESQ.                      LAWRENCE B. FISHER, ESQ.
   Sonnenschein Nath & Rosenthal             Orrick, Herrington & Sutcliffe LLP
    1221 Avenue of the Americas                        666 Fifth Avenue
      New York, New York 10020                     New York, New York 10103
           (212) 768-6700                               (212) 506-5000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                                   CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                             Proposed
                                                                              maximum
                                                          Proposed           aggregate
  Title of each class of    Number of shares to be    maximum offering       offering            Amount of
Securities to be registered       registered         price per share(1)      price(1)        registration fee
-----------------------------------------------------------------------------------------------------------------
Common Stock (2)..........      920,000 shares             $11.00           $10,120,000                $3,067
-----------------------------------------------------------------------------------------------------------------
Representative's Warrants     80,000 Warrants(3)            $.001                   $80                  (3)
-----------------------------------------------------------------------------------------------------------------
Common Stock underlying
the Representative's
Warrants (4) .............     80,000 shares(4)            $13.20            $1,056,000                  $320
-----------------------------------------------------------------------------------------------------------------
Totals....................            --                     --             $11,176,080                $3,387
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes 120,000 shares of Common Stock subject to the Underwriters' over-allotment option.
(3)  No fee due pursuant to Rule 457(g).
(4) Pursuant to Rule 416, the Registration Statement also covers such additional shares of Common Stock as may be issued as a result of the anti-dilution provisions of the Representative's Warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 SNOWDANCE, INC.

     Cross Reference Sheet Showing Location in the Prospectus of Information
                    Required by Items of Part I of Form SB-2



     FORM SB-2 ITEM NUMBER AND CAPTION                                          CAPTION OR LOCATION IN PROSPECTUS
     ---------------------------------                                          ----------------------------------
1.   Front of Registration Statement and Outside Front
     Cover Page of Prospectus...............................................   Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus ............................................................   Inside Front and Outside Back Cover Pages

3.   Summary Information and Risk Factors...................................   Outside Front Cover Page; Prospectus Summary;
                                                                               Risk Factors

4.   Use of Proceeds........................................................   Use of Proceeds

5.   Determination of Offering Price........................................   Outside Front Cover Page; Risk Factors;
                                                                               Underwriting

6.   Dilution...............................................................   Dilution; Risk Factors

7.   Selling Security Holders...............................................   Underwriting

8.   Plan of Distribution...................................................   Underwriting

9.   Legal Proceedings......................................................   Business

10.  Directors, Executive Officers, Promoters and
     Control Persons........................................................   Management

11.  Security Ownership of Certain Beneficial Owners
     and Management.........................................................   Principal and Selling Stockholders

12.  Description of Securities to be Registered.............................   Description of Capital Stock; Underwriting

13.  Interest of Named Experts and Counsel..................................   Not Applicable

14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities .........................  Description of Capital Stock

15.  Organization Within Last Five Years....................................   Prospectus Summary; Business; Certain Transactions

16.  Description of Business................................................   Prospectus Summary; Business

17.  Management's Discussion and Analysis of Financial                         Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................................   Condition and Results of Operations




18.  Description of Property................................................   Business

19.  Certain Relationships and Related Transactions .........................  Business; Certain Transactions

20.  Market For Common Equity and Related
     Stockholder Matters....................................................   Outside Front Cover Page; Risk Factors; Dividend
                                                                               Policy; Description of Capital Stock; Shares
                                                                               Eligible for Future Sale

21.  Executive Compensation.................................................   Management

22.  Financial Statements...................................................   Index to Financial Statements

23.  Changes in and Disagreements With Accountants
     and Financial Disclosure...............................................   Not Applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registation statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1997

PROSPECTUS

                                 800,000 SHARES
                                 SNOWDANCE, INC.
                                  COMMON STOCK

     Snowdance, Inc., a Delaware corporation (the "Company"), hereby offers 800,000 shares of common stock, par value $0.001 per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after completion of this Offering. It is presently anticipated that the initial public offering price will be between $9.00 and $11.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Underwriting." The Company intends to make an application to include the Common Stock on the American Stock Exchange under the symbol "SNO."
                              ---------------------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."
                              ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE ATTORNEY GENERAL OF THE STATE OF NEW
                     YORK HAS NOT PASSED ON OR ENDORSED THE
                            MERITS OF THIS OFFERING.
                 ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

==================================================================================================================
                                                     PRICE TO            UNDERWRITING           PROCEEDS TO
                                                      PUBLIC             DISCOUNT (1)           COMPANY (2)
------------------------------------------------------------------------------------------------------------------
Per Share ..................................       $                     $                      $

Total (3) ..................................       $                     $                      $
==================================================================================================================

(1) Does not include compensation payable to Josephthal Lyon & Ross Incorporated (the "Representative") in the form of a non-accountable expense allowance equal to 2.5% of the gross proceeds of this Offering. The Representative may be deemed to have a "conflict of interest" with the Company as defined by Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"). Therefore, one of the several Underwriters is acting as a Qualified Independent Underwriter as that term is defined in Rule 2720. As such, _______________ will be paid a fee of $____________ in consideration for its services and expenses. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with, and other compensation payable to, the Underwriters.
(2) Before deducting estimated expenses of $780,000 payable by the Company which includes the non-accountable expense allowance payable to the Representative.
(3) Certain stockholders of the Company (the "Selling Stockholders") have granted to the Underwriters a 45-day option to purchase up to an additional 120,000 shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public,
     Underwriting Discount and Proceeds to Company will be $       , $        ,
     and $         , respectively. See "Underwriting."

       The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment on or about ___________ __, 1997 at the offices of Josephthal Lyon & Ross Incorporated, New York, New York.

                             JOSEPHTHAL LYON & ROSS

_____________ ____, 1997

                              [Inside Front Cover]


                                    [PHOTOS]





                                   ----------

       CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

       THE COMPANY WILL FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND WILL MAKE AVAILABLE QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL STATEMENTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus assumes: (i) that the Underwriters' over-allotment option to purchase up to 120,000 shares of Common Stock from certain stockholders of the Company (the "Selling Stockholders") has not been exercised; (ii) that the acquisition of Hogback Mountain has been consummated (the "Hogback Acquisition"); (iii) that the Representative's Warrants to purchase 80,000 shares of Common Stock have not been exercised; (iv) that all of the interests in each of Ascutney Mountain Resort, L.P. and its affiliates, directly or indirectly, shall have been exchanged for shares of common stock of Snowdance, Inc. (the "Combination Transaction") and (v) the conversion of a portion of the Related Loans
(as defined in "Certain Transactions") to a capital contribution to the Company. See "Business -- Business Strategy - Opportunities For Further Development," "Certain Transactions" and "Underwriting."

       Unless the context otherwise requires, the term "Company" refers to (a) Ascutney Mountain Resort, L.P. and its affiliates, as such entities existed prior to the consummation of this Offering and the Combination Transaction, when used with respect to historical information herein contained, and (b) Snowdance, Inc. and its subsidiary as such entities exist immediately following this Offering, when used with respect to information about events occurring upon completion of or after this Offering and the Hogback Acquisition or when giving pro forma effect thereto.

       This Prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors." An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

                                   THE COMPANY

       Snowdance, Inc. owns and operates one of the premier fully-integrated, all-season mountain resorts in New England, comprised of approximately
750 acres, including the Ascutney Mountain ski area located in Brownsville, Vermont. The Ascutney Mountain Resort (the "Resort") is a four-season, destination resort that includes the ski area, a 212-room hotel (the fourth largest resort hotel in Vermont), an approximately 18,000 square foot comprehensive sports and fitness center, a three-story base lodge, a ski and rental shop, four restaurants, approximately 30,000 square feet of conference facilities, and 17 slope-side condominium units to be leased from the present owners, all set in a New England style village. While the Resort offers many of the benefits provided by larger ski facilities, it also retains a family-oriented, friendly atmosphere. The Company provides a comprehensive destination resort experience by combining quality ski facilities and resort services, including convenient ski-on/ski-off lodging, with attractive four-season amenities. The Resort attracts guests primarily due to its affordable family-oriented vacations in a self-contained resort village with easy accessibility from most major metropolitan areas in the northeastern United States. In 1995, Ascutney Mountain ski area was ranked among the top three ski resorts for value and the top four ski resorts for families, in the eastern United States, by Skiing magazine.

       The Company's operating formula links the staged expansion of its mountain facilities with the strategic development of its real estate. Since 1993, the Company has expanded and enhanced its core ski operations, while increasing the range of complementary activities and services offered to its guests throughout the year. The Company's focus is on further developing a comprehensive resort experience that will largely attract family-oriented destination guests who tend to generate higher and more diversified revenues per guest than day skiers. The Company believes that the demographics of those guests are similar to those of the vacation real estate purchaser. The Company plans to initiate a vacation ownership interval marketing program at its hotel, and to increase and develop its real estate holdings. As part of its strategy to increase its real estate, the Company will acquire Hogback Mountain, consisting of approximately 800 acres in southern Vermont.

       The Company believes that it benefits from current trends which favorably affect the North American mountain resort industry, including (i) new innovative equipment for skiers, such as parabolic or shaped skis which facilitate learning and enhance performance, (ii) increased participation in mountain resort sports such as snowboarding, mountain biking and hiking which are among the fastest growing sports in North America and (iii) demographics under which (a) the large "baby boom" generation is entering the 45-65 year age category which traditionally is the age group with the largest number of buyers of vacation property and (b) the "echo boom" generation is entering the teenage years, one of the age groups with the most skiing and snowboarding activity. Moreover, the Company believes that these trends will continue to attract additional destination guests and increase demand from affluent families for vacation real estate in mountain resorts.

Ascutney Mountain Resort

       Since 1983, more than $85 million was invested in connection with the expansion and development of the Resort. The Resort is located in central Vermont's Connecticut River Valley and is the closest major Vermont ski resort to Interstate I-91, one of the two main highways in Vermont. Hartford, Boston and Albany are within a 2-1/2 hour drive and Providence, Montreal and New York City are within a 4-1/2 hour drive. Air transportation is available at the Lebanon, New Hampshire airport 18 miles away.

       The Resort is one of Vermont's 14 major ski resorts, with a 1,530 foot vertical rise on Mt. Ascutney. The ski area includes four chairlifts, 31 trails and 115 skiable acres. Snowmaking capability covers approximately 75% of the skiable terrain. There are approximately 20 miles of cross-country trails which range from open meadows suitable for beginners to mountain touring trails suitable for more advanced skiers. At the base of the mountain, tubing, ice skating, children's programs and apres ski entertainment are available. The Resort's skier days exceeded 53,000 during the 1996-97 ski season, representing an increase of approximately 26% since the commencement of operations in 1993 under its current management team.

       The Company currently owns and controls all of the Resort's operations, enabling it to capture a high percentage of the total spending by its year-round guests during their visit to the Resort. Accordingly, while lift ticket sales are traditionally the largest source of revenues for most ski resorts, the Company has a diversified revenue mix, including revenues from lodging, food services, lift tickets, ski school, sports and fitness center, day care and retail shops (with lodging revenue being its largest source of revenue in 1996). The Company seeks to maximize and diversify these revenue sources through the expansion and development programs discussed below.

Business Strategy

       The Company plans to continue to enhance the skiing experience at the Resort through major upgrades to the ski lifts, snowmaking, grooming and trail systems. Principal improvements include the addition of one new high-speed quad chairlift as well as the relocation of one of the existing chairlifts, increasing the mountain's total uphill capacity by more than 45% to approximately 6,350 skiers per hour. In addition, the Company plans to increase snowmaking capabilities, bringing coverage to approximately 95% of Mt. Ascutney's skiable terrain. Major trail modifications have been designed to allow different levels of skiers to utilize more of the mountain when combined with the planned increased snowmaking. Additionally, the Company intends to explore the expansion of the Resort's ski operations to the peak of Mt. Ascutney, which if successfully achieved would result in the Resort having the fourth highest vertical rise of any Vermont ski operation. The Company also plans to utilize funds for hotel improvements as well as the acquisition of Resort equipment and computer systems.

       The Company intends to implement a multi-stage plan to realize the significant value of its real estate. The Company plans to offer weekly vacation ownership intervals ("VOIs") in the Resort hotel beginning in 1998. Accordingly, the Company is in discussions with various real estate and vacation ownership development companies regarding the marketing and sale of up to 5,200 VOIs in the hotel as well as the development of additional units of new construction at the Resort. The Company believes that the sale of VOIs in its existing hotel will increase destination visitors to the Resort which should increase total Resort revenues and provide capital for further development.

       In addition to further developing its real estate holdings as part of the overall expansion of the Resort, the Company is assessing the feasibility of an 18-hole golf course with additional adjacent residential units on land currently owned by the Company. The original master development plan for the Resort contemplated approximately 560 residential units (172 of which have already been built), an 18-hole golf course and further commercial development. In 1986, the Resort had applied for conceptual approval in accordance with Vermont's principal environmental law, Act 250, for a golf course on-site and was issued a conceptual Land Use Permit on the basis of the application, which permit has since expired. Typically, golf is a primary attraction for mountain resorts in the summer and shoulder seasons, generating additional revenues and increasing the overall value of resort real estate.

       Upon the closing of this Offering, the Company will acquire a former day ski area known as Hogback Mountain, which covers approximately 800 acres of land located in southern Vermont and includes building containing a restaurant, a gift shop and two small museums. Hogback Mountain is located within 20 miles of the Mt. Snow and Haystack ski areas and offers an unobstructed, panoramic view of three states. Hogback Mountain is within 30 minutes driving distance to several ski areas, golf courses, lakes, annual music festivals and other attractions. The Company believes that Hogback Mountain offers attractive development potential.

                                  THE OFFERING


Common Stock Offered.......................................    800,000 shares

Common Stock to be Outstanding After the Offering..........    3,300,000 shares(1)

Use of Proceeds by the Company.............................    The Company intends to apply the net
                                                               proceeds of the Offering to: upgrade its ski
                                                               lifts, snowmaking, grooming and trail
                                                               systems; develop the Resort's real estate;
                                                               purchase mountain equipment; make hotel
                                                               and resort improvements; retire certain
                                                               debt; and working capital and general cor-
                                                               porate purposes, including possible busi-
                                                               ness acquisitions.  See "Use of Proceeds."

Risk Factors ...............................................   This Offering involves a high degree of
                                                               risk and immediate and substantial dilution.
                                                               See "Risk Factors" and "Dilution."

Proposed American Stock Exchange Symbol.....................   SNO


---------------------

        (1) Excludes 150,000 shares of Common Stock underlying options available for future grants under the Company's 1997 Stock Option Plan for Non-Employee Directors. See "Management -- 1997 Stock Option Plan for Non-Employee Directors."


     Snowdance, Inc. was incorporated in 1997, as successor to each of Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. The Company's principal executive offices are located at Route 44, Brownsville, Vermont 05037, and its telephone number is
(802) 484 - 7000. The Company maintains a web site at http://www.ascutney.com. The contents of the Company's web site are not a part of this Prospectus.

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

        The summary financial information set forth below should be read in conjunction with financial statements appearing elsewhere in this Prospectus. The summary historical financial data presented below has been derived from the Company's financial statements. The unaudited pro forma summary financial data is derived from the unaudited pro forma financial data presented elsewhere in this Prospectus. The statement of operations data for the three-month period ended March 31, 1997 is not necessarily indicative of the results of operations that may be expected for the full year.





                                        HISTORICAL      HISTORICAL      PRO FORMA       HISTORICAL THREE MONTHS
                                        YEAR ENDED      YEAR ENDED     YEAR ENDED           ENDED MARCH 31,            PRO FORMA
                                        DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   -------------------------   THREE MONTHS ENDED
                                           1995           1996           1996(1)       1996           1997         MARCH 31, 1997(1)
                                         ------          ------         -------       -----          ------       ------------------

STATEMENT OF OPERATIONS DATA:
Revenues .............................   $3,866,418     $ 3,983,218    $ 3,983,218    $1,617,321    $1,991,284       $1,991,284
Net income (loss) ....................     (576,689)     (1,500,819)    (1,414,829)     (175,082)      256,926          155,100
Weighted average shares outstanding ..    2,000,000       2,000,000      3,300,000     2,000,000     2,000,000        3,300,000
Income (loss) per common share .......   $     (.29)    $      (.75)   $      (.43)   $     (.09)   $      .13       $      .05







                                              HISTORICAL         HISTORICAL         PRO FORMA
                                          DECEMBER 31, 1996    MARCH 31, 1997    MARCH 31, 1997(2)
                                          -----------------    --------------   ------------------
BALANCE SHEET DATA:
Total assets..............................    $1,589,366        $1,532,624        $12,382,624
Long-term debt............................     2,481,025         2,436,614            681,014
Total liabilities.........................     3,638,521         3,324,853          1,394,253
Stockholders' equity (deficit)............    (2,049,155)       (1,792,229)        10,988,371


--------------


(1) As adjusted to give effect to (i) the closing of the Offering and the application of the estimated net proceeds therefrom, (ii) the Hogback Acquisition, (iii) the Combination Transaction and (iv) the conversion of a portion of the Related Loans (as defined in "Certain Transactions") to a capital contribution to the Company as if such transactions and the Offering had occurred on January 1, 1996.

(2) As adjusted to give effect to (i) the closing of the Offering and the application of the estimated net proceeds therefrom, (ii) the Hogback Acquisition, (iii) the Combination Transaction and (iv) the conversion of a portion of the Related Loans to a capital contribution to the Company as if such transactions and the Offering had occurred on March 31, 1997.

                                  RISK FACTORS

        An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. Each prospective purchaser of the Common Stock should carefully consider the following risk factors, as well as the other information contained, and incorporated by reference, in this Prospectus before making an investment decision. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy or plans. See, e.g., "Business -- Business Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially or adversely from the future results covered in such forward-looking statements. Factors that could cause actual results to vary materially or adversely from the future results covered in such forward-looking statements include, but are not limited to, those discussed below as well as those discussed elsewhere in the Prospectus.

        LIMITED OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES. The Company was formed in August 1993 in connection with the purchase of the assets of the Ascutney Mountain Resort in an auction by the United States Bankruptcy Court for the District of Vermont in accordance with Chapter 7 of the United States Bankruptcy Code. The Ascutney Mountain Resort was purchased by three limited partnerships, the predecessors in interest to the Company: Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. (collectively, the "Limited Partnerships"). The Resort has only operated under current management since September 1993 and, accordingly, the Company has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. Since the inception of the Limited Partnerships, the predecessors in interest to the Company, significant annual losses have been incurred, including losses of $576,689 and $1,500,819, for the years ended December 31, 1995 and 1996, respectively. Although the Company generated net income during the three months ended March 31, 1997, there can be no assurance that profitability can be maintained. It is possible that losses and negative cash flow will continue until such time, if ever, as the Company is able to generate sufficient revenues to offset its operating costs. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, particularly in an industry characterized by vigorous competition. To address these risks, the Company must, among other things, establish and increase market acceptance of its products and services, respond effectively to competitive pressures and successfully market its products and services. There can be no assurance that the Company will generate significant revenues or maintain profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

        SEASONALITY OF OPERATIONS. Ski resort operations are highly seasonal. In fiscal 1996 approximately 56% of the Company's operations revenue was generated in the months of January, February, March and December, with approximately 44% generated during the period from April to November. Furthermore, a significant portion of operations revenue is generated on certain holidays, particularly Christmas, President's Day and school spring breaks, and on weekends. Problems during these peak periods, such as adverse weather conditions and equipment failures, could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company has a limited revolving line of credit on which it can draw during this period to finance its working capital requirements. A reduction in this credit facility, particularly during peak periods, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        UNFAVORABLE WEATHER CONDITIONS. The Company's ability to attract visitors to the Resort is substantially influenced by weather conditions and the amount of snowfall during the ski season. Adverse weather conditions typically discourage visitors from participating in outdoor activities at the Resort. In addition, unseasonably warm weather may result in inadequate snowfall, which increases the cost of snowmaking, and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. Prolonged periods of adverse weather conditions, or the occurrence of such conditions during peak periods of the ski season, could have a material adverse effect on the Company's business, financial condition and results of operations.

        ECONOMIC DOWNTURN. Both skiing and golf are discretionary recreational activities with relatively high participation costs. An economic downturn could reduce spending on resort vacations and result in declines in the number of ski visitors and revenues per visit at the Resort. A decrease in Resort visitors may also result in a decrease in demand for Resort real estate. There can be no assurance that an economic downturn will not have a material adverse effect on the Company's business, financial condition and results of operations.

        UNCERTAINTY OF DEVELOPMENT OF VACATION OWNERSHIP INTERVALS AND GOLF COURSE DEVELOPMENT. The Company's strategy is designed, in large part, to increase and balance year-round utilization and to enhance real estate values at the Resort. Accordingly, the Company's success will depend, in large part, upon its ability to develop a more comprehensive resort experience beyond its ski operations, including the development of vacation ownership intervals ("VOIs") at its Resort. In connection with such efforts, the Company is expected to be largely dependent upon an experienced developer and operator of resort real estate. The Company is currently in discussions with various real estate and vacation ownership development companies regarding the marketing and sale of VOIs in the Resort's hotel as well as the development of additional units at the Resort. There can be no assurance that the Company will enter into any agreement, or sell any VOIs or construct any additional units in the event that any such agreement is reached, nor can there be any assurance that vacation ownership operations would be suitably developed and commenced in a timely manner or that the Company would realize any benefits from such an operation or that the development and marketing partner will not default on any of its obligations. The Company's business strategy also includes the potential development and construction of a golf course. Although the previous owner of the Resort had obtained a conceptual Land Use Permit under Vermont's principal environmental law, Act 250, for a golf course at the Resort, no design or formal development program has commenced or previously commenced for such golf course nor have any current permits been obtained. The conceptual Land Use Permit formerly received under Act 250 has expired. Accordingly, there can be no assurance that the Company will develop a golf course in a timely manner, upon acceptable terms favorable to the Company or at all.

        VACATION OWNERSHIP INDUSTRY OPERATING RISKS. The Company, through a potential joint venture or other arrangement with a real estate or vacation ownership development company (the "Future Joint Venture"), intends to commence the sale of VOIs in the Resort's hotel, designed to increase destination visitors to the Resort and increase total Resort revenue. Accordingly, the Future Joint Venture's business is expected to be subject to all of the operating risks inherent in the vacation ownership industry. These risks include, but are not limited to, the possibility of an oversupply of VOIs, a reduction in demand for VOIs, changes in travel and vacation patterns, changes in governmental regulation of the vacation ownership industry and increases in taxes or construction costs for new construction, as well as negative publicity concerning the industry generally. The vacation ownership industry is highly fragmented, containing a large number of developers. In the past, the vacation ownership industry as a whole has experienced a negative image as a result of various developers employing high pressure sales and marketing tactics, constructing low quality units and engaging in other potentially misleading practices. Consequently, negative publicity with respect to any one or more developers in the vacation ownership industry could have a disproportionate effect on all of the developers and marketers in the industry. There can be no assurance that any arrangement related to the marketing and sale of VOIs in the Resort's hotel will be reached.

        RISKS OF JOINT VENTURE OPERATIONS. The Company anticipates that it will conduct its VOI business through the Future Joint Venture, which the Company may co-manage. The Company's Future Joint Venture partner may from time to time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company. Further, the Company may be required to consider the interests of such Future Joint Venture partner in connection with decisions concerning the operations of the Future Joint Venture. In addition, the Future Joint Venture may face government imposed or other restrictions, from time to time, on its ability to transfer funds to the Company. The Company also faces the risks that its Future Joint Venture partner may be unable to meet its economic or other obligations and that the Company may be required or choose to fulfill those obligations.

        INEXPERIENCE OF THE COMPANY IN VACATION OWNERSHIP INDUSTRY. As part of the Company's business strategy, the Company, through the Future Joint Venture, plans on entering a line of business that is not currently part of its core business. As a result, the Company, with its Future Joint Venture partner, may co-manage the development of a VOI program constituting a line of business in which the Company has not previously participated. Although the Company's strategy includes the formation of a joint venture or other arrangement with a real estate or vacation ownership development company in order to mitigate risks associated with the VOI program, the arrangement is expected to require the significant involvement of the Company's senior management and may also involve the investment of additional capital. The Company's senior management has no experience in the vacation ownership industry. There can be no assurance that the Company will successfully implement its VOI program. See "Business--Business Strategy."

        GROWTH INITIATIVES. The Company is currently engaged in and has plans for a variety of development projects relating to the Resort's ski and hotel operations as well as real estate operations. There can be no assurance (i) as to when or whether such projects will be completed, (ii) that the Company's estimated costs associated with such projects will prove to be accurate, (iii) that the Company will receive the expected benefits from such projects, or (iv) that the Company will receive the necessary regulatory approvals for such projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy."

        CAPITAL EXPENDITURES AND POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company operates in a capital intensive industry and requires significant capital expenditures to maintain its competitive position. The Company expects to make significant capital expenditures in the future to enhance and maintain the operations of the Resort and to develop its real estate holdings. The Company anticipates that, based on its present plans, the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. Additional funding, whether obtained through public or private debt or equity financings, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to the Company, if at all. Additional financings may result in dilution to existing stockholders. Failure to secure needed additional financing, if and when needed, may have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

        COMPETITION IN THE SKI RESORT INDUSTRY. The industry in which the Company operates is highly competitive. The Resort competes for both destination and day skiers with other mountain resorts in the United States, Canada and Europe, including other ski resorts in Vermont (many of which have greater financial resources, greater name recognition and a greater share of the market). The competitive position of the Resort is dependent upon many variables, including location and accessibility, quality of snow conditions and terrain, extent and quality of Resort facilities, quality of service, price for services and nature of reputation. There can be no assurance that the Company's principal competitors will not be successful in capturing a share of the Company's present or potential customer base. The Company also faces competition for destination visitors from other leisure industry companies. Such competitors may be better positioned to withstand adverse weather or economic conditions and they may have greater financial resources to develop new attractions. With respect to day skiers, the Resort faces competition from alternative recreational activities, many of which have lower participation costs. See "Business--Competition."

        CONTROL BY PRINCIPAL STOCKHOLDERS. Following the Offering, Steven and Susan Plausteiner, the Company's Chief Executive Officer and Chief Financial Officer, respectively (the "Principal Stockholders") will beneficially own or control approximately 60% of the Company's outstanding shares of Common Stock, giving the Principal Stockholders approximately 60% of the combined voting power with respect to all matters submitted for a vote of all stockholders. Subsequent to the closing of the Offering, the Principal Stockholders will be able to elect all of the Board of Directors of the Company, control the approval of matters requiring approval by the Board of Directors and control decisions on matters submitted for stockholder consideration. This concentration of ownership under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

        DEPENDENCE ON KEY EMPLOYEES. The success of the Company depends significantly on its senior management, including Steven Plausteiner, the Company's Chairman and Chief Executive Officer, Susan Plausteiner, the Company's Chief Financial Officer, and Dusan Plausteiner, the Company's Chief Operating Officer. Although the Company will have entered into employment agreements prior to the consummation of the Offering with the Company's Chief Executive Officer and the Chief Financial Officer, there can be no assurance that such individuals will continue in their respective capacities with the Company for any particular period of time. See "Management -- Employment Agreements." The unanticipated departure of any key member of the Company's management team could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not have, and does not contemplate securing, "key-man" life insurance for any of its key employees. The Company's future success also depends on its ability to attract and retain additional highly qualified personnel experienced in the industry. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract or retain personnel in the future. See "Management."

        PERMITS AND REGULATORY MATTERS. The Company is subject to various laws and regulations relating to the operation of its Resort and related activities, which are administered by numerous federal, state and local governmental agencies. In particular, development of the Company's property in Vermont is subject to comprehensive Vermont environmental legislation, commonly referred to as Act 250, as well as other state administrative regulations. This regulatory framework, in general, encompasses such areas as water quantity and quality, air quality, traffic considerations, availability of municipal services, use of natural resources, impact of growth, energy conservation and utility services, conformity with local and regional plans, and public building approvals, together with a number of other safety and health regulations. Additionally, each municipality has its own planning and zoning requirements. Permits and approvals mandated by such regulation for development of any magnitude are often numerous, significantly time-consuming and onerous to obtain and not guaranteed. The permit processes are administered by numerous state, regional and local boards and agencies with independent jurisdictions. Permits, when received, are subject to appeal or collateral attack and, in some cases, are of limited duration, after which review is necessary. These requirements have a direct bearing on the ability of the Company or others to further develop their resorts in Vermont. While the Company believes that its operations are in full compliance in all material respects with applicable federal, state and local requirements, the Company's growth and development opportunities in Vermont may be limited and more costly as a result of legislative, regulatory or municipal requirements. In particular, to further expand the Resort's ski operations to the peak of Mt. Ascutney, the Company would be required to lease land from either the State of Vermont and/or the Town of West Windsor. Under the terms of such lease, either the Vermont Department of Forests and Parks or the Town of West Windsor or both would be expected to have the right to review and comment on the location, design and construction of improvements on the leased land and on many operational matters. If the Company does enter into such a lease, a termination of the lease could have a material adverse effect on the Company's business, financial condition and results of operations. To the Company's knowledge, no lease for a ski resort has ever been terminated by the Vermont Department of Forests and Parks. The Company believes that its relationship with all governmental agencies is good. See "Business --Regulation and Legislation."

        REGULATION OF MARKETING AND SALES OF VACATION OWNERSHIP INTERVALS. The marketing and sales of VOIs and related operations are subject to extensive regulation by the federal government and states in which the Future Joint Venture's VOIs are expected to be marketed and sold. The federal government and many states have adopted specific laws and regulations regarding the sale of VOIs, telemarketing and certain of the Future Joint Venture's other potential related activities. However, no assurance can be given that the cost of complying with laws and regulations in all jurisdictions in which the Future Joint Venture may conduct sales of VOIs would not be significant, would not impair the cost-effectiveness of the marketing programs, or that the Future Joint Venture would in fact be in compliance with all applicable laws and regulations. See "Business -- Regulation and Legislation."

        COMPETITION IN VACATION OWNERSHIP INTERVALS. As the Future Joint Venture develops its marketing plan of VOIs, the Future Joint Venture may experience significant competition for customers and for qualified personnel from other entities engaged in the business of resort development, sales and operations, including vacation interval ownership, condominiums, hotels and motels. Many well-known lodging, hospitality and entertainment companies have begun to develop and sell VOIs in resort properties, including ski resorts and other vacation resorts. While many of the companies have targeted a different market segment than the Company's market segment, there can be no assurance that the Company and those companies will not compete on a direct or indirect basis or more broadly. In such event, the Company will be required to compete with companies that may have significantly greater resources. See "Business--Competition."

        UNCERTAINTY OF ADEQUACY OF INSURANCE COVERAGE. The Company is insured against property damage, business interruption and general liability. There can be no assurance that such insurance will remain available to the Company at commercially reasonable rates or that the amount of such coverage will be adequate to cover any liability incurred by the Company. If the Company is held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of that coverage, its business, financial condition and results of operations could be materially adversely affected.

        POTENTIAL CONFLICT OF INTEREST OF THE REPRESENTATIVE. Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Representative may be deemed to be an "affiliate" of the Company and to have a "conflict of interest" with the Company by virtue of the fact that affiliates of the Representative may be deemed to beneficially own greater than 10% of the voting stock of the Company as a result of the consummation of the Hogback Acquisition. See "Underwriting."

        NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock, and no assurance can be given that an active public market for the Common Stock will develop or be sustained after the Offering. Since there has been no active public market, the initial public offering price may not bear any relationship to the actual value of the Common Stock. The initial public offering price per share of the Common Stock was determined by negotiations between the Company and the Qualified Independent Underwriter and is not necessarily related to the Company's asset value, net worth or other established criteria of value, and may not be indicative of the prices that will prevail in the public market. The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock after the Offering. See "Underwriting." In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of the Common Stock, similar to that of securities of other developing companies, may be highly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

        SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this Offering, the Company will have 3,300,000 shares of Common Stock outstanding. The 800,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares which may be purchased by an "affiliate" of the Company. The Company and the Company's officers, directors and existing stockholders have agreed, not to, directly or indirectly, offer, sell, contract to sell, transfer, hypothecate or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock for a period of thirteen (13) months following the date of the final Prospectus without the joint prior written consent of the Representative of the Underwriters and the Company. After such time, 2,500,000 of the shares subject to this restriction will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to volume limitations and other restrictions contained in Rule 144. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

        POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS. At the consummation of this Offering, the Company will sell to the Representative for nominal consideration the Representative's Warrants to purchase 80,000 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants will be exercisable for a period of four years commencing one year from the date of this Prospectus at an exercise price equal to 120% of the initial public offering price per share of Common Stock. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the Representative's Warrants may be expected to exercise such Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."

        POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the issuance of 100,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

        DIVIDENDS. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Additionally, under the terms of the Company's loan agreement with the Vermont Economic Development Authority ("VEDA"), the Company may not make distributions, except certain distributions with respect to the offset of income tax liabilities, without the consent of VEDA. See "Dividend Policy."

        DILUTION. The assumed initial offering price of $10.00 is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution of approximately $6.67 (67%) per share of Common Stock from the assumed initial public offering price. In the event the Company issues additional Common Stock in the future, investors of Common Stock pursuant to this Offering may experience further dilution. See "Dilution."

                                 USE OF PROCEEDS

        The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $6,660,000 based on an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The table below sets forth the intended application of net proceeds of the Offering, the approximate dollar amount of such application and the percentage of net proceeds of the Offering allocable to each intended application.



                                                                                   APPROXIMATE
                                                           APPROXIMATE            PERCENTAGE OF
APPLICATION OF PROCEEDS                                   DOLLAR AMOUNT           NET PROCEEDS
-----------------------                                   -------------           ------------
Upgrades of ski lifts, snowmaking,
grooming and trail systems...................               $2,970,000                   44%
Purchase of mountain equipment and
vehicles.....................................                  400,000                    6%
Hotel and Resort improvements................                  920,000                   14%
Development and offering of vacation
ownership intervals..........................                  250,000                    4%
Preliminary development of real estate
(including golf course and Hogback Mountain)..                 500,000                    8%
Prepayment of line of credit.................                  900,000                   13%
Working capital and general corporate
purposes, including possible business
acquisitions.................................                  720,000                   11%
                                                           -----------                ------
    TOTAL....................................               $6,660,000                  100%
                                                            ==========               =======



        The foregoing represents the Company's best estimate of its allocation of the net proceeds of this Offering based upon the current status of its business operations, its current plans and current economic and industry conditions. Future events as well as changes in economic or competitive conditions or the Company's business and the results of the Company's sales and marketing activities may make shifts in the allocation of funds within or between each of the items referred to above, or to new or other applications, necessary or desirable. Furthermore, from time to time, the Company may evaluate possible acquisitions of or investments in businesses, assets, products and technologies that are complementary to those of the Company, for which a portion of the net proceeds from this Offering may be used. The Company has no plans, commitments or agreements with respect to any such investments or acquisitions, except as set forth in this Prospectus.

        The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders in the event the Underwriters exercise the over-allotment option.

        The Company anticipates, based on its present plans and assumptions relating to its operations, that the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after the consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. However, there can be no assurance that additional financing will be available to the Company when needed or on terms acceptable to the Company, if at all. See "Risk Factors--Capital Expenditures and Possible Need for Additional Capital."


                                    DILUTION

        The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

        At March 31, 1997, the net tangible book value of the Company, after giving effect to the Combination Transaction, was $(1,792,229), or $(0.54) per share. After giving effect to the Combination Transaction, the Hogback Acquisition, the conversion of a portion of the Related Loans (as defined in "Certain Transactions") to a capital contribution to the Company and the sale of 800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and deducting underwriting discounts and estimated expenses (including the non-accountable expense allowance payable to the Representative) of the Offering, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $10,988,371, or $3.33 per share. This represents an immediate increase in net tangible book value of $3.87 per share to the existing stockholders and an immediate dilution of $6.67 (67%) per share to new investors. The following table illustrates this dilution, on a per share basis:


Assumed initial public offering price of Common Stock .........       $10.00

   Net tangible book value before Offering.....................(0.54)

   Increase attributable to new investors...................... 3.87
                                                                       -----

Pro forma net tangible book value after Offering...............         3.33
                                                                       -----

Total dilution to new investors................................         6.67
                                                               ===============

        If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of the Common Stock will not change because the shares sold in the over-allotment will be outstanding shares held by the Selling Stockholders.


                                 DIVIDEND POLICY

        The Company intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, results of operations, capital requirements, the financial condition and prospects of the Company and any restrictions under credit agreements existing from time to time, as well as such other factors as the Board of Directors may deem relevant. No assurance can be given that the Company will pay any dividends in the future. Under the terms of the Company's loan agreement with the VEDA, the Company may not make distributions, except certain distributions with respect to the offset of income tax liabilities, without the consent of VEDA.

                                 CAPITALIZATION

        Set forth below is the capitalization of the Company at March 31, 1997, after giving effect to the Combination Transaction, and as adjusted to reflect the closing of the Offering and the Hogback Acquisition and the application of the estimated net proceeds therefrom and the conversion of a portion of the Related Loans to a capital contribution to the Company.


                                                                                                           MARCH 31, 1997
                                                                                          ------------------------------------------
                                                                                                Actual                As Adjusted
                                                                                          ----------------          ----------------
Long-term debt, excluding current installments ...................................            $  2,436,614             $    681,014

STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock, $0.001 par value; 4,900,000 shares authorized;
2,000,000 shares issued and outstanding (actual), 3,300,000; shares
issued and outstanding (as adjusted) .............................................                   2,000                    3,300

Preferred Stock, $.01 par value; 100,000 shares authorized;  none
issued and outstanding ...........................................................                    --                       --

Additional paid in capital .......................................................               1,050,000               12,779,300

Accumulated Deficit ..............................................................              (2,844,229)              (1,794,229)
                                                                                              ------------             ------------
   Total stockholders' equity (deficit) ..........................................              (1,792,229)              10,988,371
                                                                                              ------------             ------------
Total capitalization .............................................................            $    644,385             $ 11,669,385
                                                                                              ============             ============

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

        The following table sets forth selected financial information for the Company for the periods and at the dates indicated. The selected historical statement of operations and balance sheet data, at or for each of the full fiscal years presented below was derived from the financial statements of the Company, which were audited by Deloitte & Touche LLP, independent auditors. The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the audited financial statements, including the notes thereto, and other financial information appearing elsewhere in this Prospectus. The unaudited pro forma selected financial data is derived from the unaudited pro forma financial data presented elsewhere in this Prospectus. The statement of operations data for the three-month period ended March 31, 1997 is not necessarily indicative of the results of operations that may be expected for the full year.




                                         HISTORICAL    HISTORICAL      PRO FORMA       HISTORICAL THREE MONTHS
                                        YEAR ENDED     YEAR ENDED     YEAR ENDED           ENDED MARCH 31,            PRO FORMA
                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------------   THREE MONTHS ENDED
                                           1995          1996           1996(1)       1996           1997         MARCH 31, 1997(1)
                                          -----         ------         -------       -----          ------        ------------------
STATEMENT OF OPERATIONS DATA:
Revenues ...........................   $3,866,418     $3,983,218     $3,983,218    $1,617,321     $1,991,284       $1,991,284
Net income (loss) ..................     (576,689)    (1,500,819)    (1,414,829)     (175,082)       256,926          155,100
Weighted average shares outstanding     2,000,000      2,000,000      3,300,000     2,000,000      2,000,000        3,300,000
Income (loss) per common share .....   $     (.29)    $     (.75)    $     (.43)   $     (.09)    $      .13       $      .05







                                              HISTORICAL       HISTORICAL      PRO FORMA
                                          DECEMBER 31, 1996  MARCH 31, 1997 MARCH 31, 1997(2)
                                          -----------------  -------------- -----------------
BALANCE SHEET DATA:
Total assets..............................    $1,589,366      $1,532,624     $12,382,624
Long-term debt............................     2,481,025       2,436,614         681,014
Total liabilities.........................     3,638,521       3,324,853       1,394,253
Stockholders' equity (deficit)............    (2,049,155)     (1,792,229)     10,988,371


--------------


(1) As adjusted to give effect to (i) the closing of the Offering and the application of the estimated net proceeds therefrom, (ii) the Hogback Acquisition, (iii) the Combination Transaction and (iv) the conversion of a portion of the Related Loans to a capital contribution to the Company as if such transactions and the Offering had occurred on January 1, 1996.

(2) As adjusted to give effect to (i) the closing of the Offering and the application of the estimated net proceeds therefrom, (ii) the Hogback Acquisition, (iii) the Combination Transaction and (iv) the conversion of a portion of the Related Loans to a capital contribution to the Company as if such transactions and the Offering had occurred on March 31, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Selected Financial Data and the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


GENERAL

        In September 1993, the Company purchased the Resort and commenced operations shortly thereafter. Since its first full year of operations in 1994, the Company has increased revenues to $3.98 million in 1996. The increase in revenues was attributable to more guests utilizing the Resort and higher average prices for lift tickets and hotel room rates. In addition, with the start of its fourth ski season in December 1996, management has been able to better control costs while experiencing growth in revenues. The Company expects this trend to continue which should positively affect the Company's net income. The Company has a diversified revenue base which, for the past two fiscal years, has averaged approximately 42% from room occupancy, 26% from skiing and fitness, 25% from food and beverage and 7% from other revenue.

RESULTS OF OPERATIONS

        The financial condition and results of operations of the Company (without giving effect to the Hogback Acquisition) are described below. For information regarding the financial condition of the Company and its results of operations on a combined basis with those of Hogback Mountain, which will be purchased by the Company concurrent with the closing of this Offering, please refer to the Unaudited Pro Forma Financial Information and the Selected Financial Data presented elsewhere in this Prospectus. The Company anticipates that the impact of the purchase of Hogback Mountain on its statement of operations will be immaterial.

THREE-MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED) COMPARED TO THE THREE-MONTH PERIOD ENDED MARCH 31, 1996 (UNAUDITED)

        Revenue and Gross Profit: Revenue for the first quarter of 1997 was $1,991,284, an increase of $373,963 or 23.1% compared to the first quarter of 1996. The increase was attributable to a higher number of guests utilizing the Resort as well as price increases of lift tickets and hotel room rates. Lodging revenue increased by 31.8%, ski and fitness revenue increased by 22.5%, food and beverage revenue increased by 10.6% and other revenue increased by 7.1%. The increase in lodging revenue was primarily a result of an 18.2% increase in hotel occupancy combined with a 10.7% increase in the average hotel room rates, as compared to the first quarter of 1996. The increase in ski and fitness revenue was primarily attributable to a 13.4% increase in the number of lift tickets sold, an increase of 7.2% in the average lift ticket price and a 35.7% increase in ski school revenues.

        Gross profit as a percentage of total revenues increased from 37.7% in the first quarter of 1996 to 50.9% in the first quarter of 1997. This increase was primarily due to better control of expenses, combined with a 23.1% increase in revenue as compared to the first quarter of 1996. The Company believes that it should be able to continue to increase revenues without a significant increase in the cost of sales, which should positively affect the Company's gross profit.

        Operating Expenses: Operating expenses were $707,127 for the first quarter of 1997, representing a decrease of $26,277 or 3.6%, as compared to the first quarter of 1996. As a percentage of revenue, operating expenses declined from 45.3% in the first quarter of 1996 to 35.5% in the first quarter of 1997. Since a majority of the operating expenses do not fluctuate significantly with the level of revenues, the Company believes its net income should continue to be positively affected by increasing revenues.

        Net Operating Income (Loss): The Company had net operating income in the first quarter of 1997 of $306,616 as compared to a net operating loss of $125,766 in the first quarter of 1996, representing an increase of $432,382.

FISCAL YEAR ENDED DECEMBER 31, 1996 ("FISCAL 1996") COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995 ("FISCAL 1995")

        Revenue and Gross Profit: Revenue increased from $3,866,418 in Fiscal 1995 to $3,983,218 in Fiscal 1996. This increase was due to a higher number of guests utilizing the Resort as well as price increases of lift tickets and hotel room rates. Lodging revenue increased by 10.1%, ski and fitness revenue increased by 6.7%, other revenue decreased by 20.6% and food and beverage revenue decreased by 4.0%. The decrease in food and beverage revenue resulted primarily from a decline in banquet revenues, since in Fiscal 1995 there was a large, multi-day conference held at the Resort that was not repeated in Fiscal 1996.

        Gross profit as a percentage of total revenues decreased from 37.3% in Fiscal 1995 to 30.5% in Fiscal 1996 primarily due to an increase in the cost of sales. The increase in the cost of sales is primarily attributable to an increase in labor and other expenses associated with expanded resort activities and programs.

        Operating Expenses: Operating expenses were $2,493,238 for Fiscal 1996, representing an increase of $118,086 or 5.0%, as compared to Fiscal 1995. As a percentage of revenue, operating expenses increased slightly from 61.4% in Fiscal 1995 to 62.6% in Fiscal 1996.

        Net Operating Income (Loss): The Company incurred a net operating loss in Fiscal 1996 of $1,277,145 as compared to a net operating loss of $933,944 in Fiscal 1995. The increase in the net loss was primarily due to the increase in the cost of sales.

        Other Income (Expense): The Company sold six condominium units in 1995 for a gain on sale of approximately $562,000. No such sales occurred in 1996, accounting for the $580,929 change in other income (expense) from 1995 to 1996.

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




LIQUIDITY AND CAPITAL RESOURCES

        Since acquiring the Resort in 1993, the Company has funded its operations from debt and equity financing provided by its Principal Stockholders, a bank line of credit and other loans guaranteed by its Principal Stockholders, the sale of real estate and cash flow from operations. During Fiscal 1995, the Company financed its shortfalls primarily with the sale of six condominium units, each at a price of $110,000, and through $400,000 of additional equity financing from its Principal Stockholders. In November 1995 the Company transferred ownership of its remaining condominium units to its Principal Stockholders which were subsequently financed with individual loans secured by mortgages, the proceeds of which were then loaned by the Principal Stockholders to the Company. In Fiscal 1995, such loan proceeds totalled $500,500 of which $280,000 was used by the Company to repay existing Company financing secured by the condominium units. In Fiscal 1996, such additional loan proceeds totalled $700,000 of which $99,915 was used by the Company to repay the remaining financing that was secured by the condominium units. In addition, the Principal Stockholders contributed an additional $650,000 of equity in Fiscal 1996. During the three months ending March 31, 1997, The Principal Stockholders loaned the Company $150,000, which is still outstanding. See "Certain Transactions" and Note 5 of Notes to Financial Statements.

        In July 1997, the Company obtained a $1.5 million line of credit from Mascoma Savings Bank bearing interest at the prevailing prime rate plus 1.75%, as adjusted from time to time. Approximately $900,000 was immediately used to prepay the existing Fleet Bank line of credit and to pay closing costs leaving an additional $600,000 of borrowing capacity available for working capital purposes. The Company intends to repay a portion of the amount outstanding under the line of credit with the net proceeds of the Offering. See "Use of Proceeds."

        The Company also obtained a block grant loan in November 1994, having an initial principal amount of $240,000 from the Town of West Windsor, Vermont. The grant accrues interest at a rate of 5% per annum and has a maturity date of February 20, 2010. The loan is guaranteed by the Company's Principal Stockholders.

        Additionally, the Company obtained a loan in May 1994, having an initial principal amount of $400,000 from the Vermont Economic Development Authority. The loan accrues interest at a rate of 5.5% per annum and has a maturity date of June 3, 2004. The loan is guaranteed by the Company's Principal Stockholders and has a balloon payment due at maturity of $171,639.

        The Company believes that, based on its present plans, the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after the consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. Sources of capital may include additional equity or debt financings. Cash provided by operating activities was $57,487 for the three months ended March 31, 1997 compared to cash used for operating activities of $134,490 for the same period in 1996. Cash used for operating activities was $1,087,760 and $1,347,597 in Fiscal 1996 and 1995, respectively. The improvement in the first quarter of 1997 compared to the first quarter of 1996 was due to a combination of increased revenues and slightly lower operating costs.

        The Company's capital expenditures for the years ended December 31, 1995 and December 31, 1996 were $34,466 and $44,576, respectively. Management expects capital expenditures to total approximately $3,000,000 over the next 12 months, approximately 80% of which is intended to be spent upgrading the ski lifts, snowmaking, grooming and trail systems.

        Management is not aware of any trends or events, commitments or uncertainties which have not otherwise been disclosed that will or are likely to impact liquidity in a material way.

FLUCTUATIONS IN QUARTERLY RESULTS

        The Company's operating results may fluctuate from quarter to quarter as a result of the seasonal nature of the ski resort operations. The Company recognizes its highest revenue levels during its first fiscal quarter. This quarter accounted for approximately 36.6% and 40.6% for Fiscal 1995 and Fiscal 1996 total revenues, respectively.

                                    BUSINESS

OVERVIEW

        The Company owns and operates one of the premier fully-integrated, all-season mountain resorts in New England, comprised of approximately 750 acres, including the Ascutney Mountain ski area located in Brownsville, Vermont. Since 1983, more than $85 million was invested in connection with the expansion and development of the Resort. The Company provides a comprehensive destination resort experience by combining quality ski facilities and resort services, including convenient ski-on/ski-off lodging, with attractive four-season amenities. The Resort attracts guests primarily due to its affordable family-oriented vacations in a self-contained resort village with easy accessibility from most major metropolitan areas in the northeastern United States. In 1995, Ascutney Mountain ski area was ranked among the top three ski resorts for value and the top four ski resorts for families, in the eastern United States, by Skiing magazine.

THE MOUNTAIN RESORT INDUSTRY

        There are approximately 800 ski areas in North America, approximately 500 of which are located in the United States and approximately 300 of which are located in Canada. During the 1996-97 ski season, these U.S. ski areas accounted for approximately 52.5 million skier days (of which approximately 12.1 million skier days were attributed to northeastern United States ski areas). A "skier day" is defined as one day representing a single day or night visit to a ski area. The Company believes that of the 800 North American ski areas, only a small number are fully-integrated, destination resorts.

        North American ski resorts range from small regional ski areas which primarily attract day skiers from nearby populations to large amenity-filled resorts focused on destination visitors who seek a comprehensive vacation experience. Day visitors generally tend to focus primarily on lift ticket prices and resort accessibility. Destination visitors generally stay for one or more nights, and primarily focus on the number of amenities and activities offered as well as the perceived overall quality of their vacation experience. The Company believes that destination visitors spend more on non-lift ticket items than day visitors and may be less likely to change their skiing plans because of changes in local weather conditions. As a result of these differences, destination visitors generate significantly higher revenue per day than day visitors and provide desirable balance to a resort's revenue mix.

        While skier days generated by the Resort have grown by approximately 26% since the 1993-94 ski season, total skier days generated by all United States mountain resorts have decreased by a total of approximately 3.8% during the same period. The Company believes that the primary reasons for the Resort's growth in skier days since its acquisition by the current management team in 1993 relative to the rest of the United States include the quality of the resort village, the improved skiing experience and easy access from major metropolitan areas. See "Risk Factors -- Limited Operating History; Significant and Continuing Losses."

        The mountain resort industry is characterized by significant barriers to entry since the number of attractive sites is limited, the cost of resort development is high and environmental regulations impose significant restrictions on new development.

        The Company believes that it benefits from current trends which favorably affect the North American mountain resort industry, including (i) new innovative equipment for skiers, such as parabolic or shaped skis which facilitate learning and enhance performance, (ii) increased participation in mountain resort sports such as snowboarding, mountain biking and hiking which are among the fastest growing sports in North America and (iii) demographics under which (a) the large "baby boom" generation is entering the 45-65 year age category which traditionally is the age group with the largest number of buyers of vacation property and (b) the "echo boom" generation is entering the teenage years, one of the age groups with the most skiing and snowboarding activity. Moreover, the Company believes that these trends will continue to attract additional destination guests and increase demand from affluent families for vacation real estate in mountain resorts.

        The Company believes that new ski equipment technologies, including parabolic skis, will facilitate wider participation in downhill skiing. Parabolic skis have a narrower mid-section than standard designs, generally allowing for an easier curve and better control into parallel turns. Parabolic skis are more flexible than standard skis and require less muscle strength to turn, decreasing skier fatigue. The Company believes that as a result of the new equipment technologies, it is easier for beginners to learn to ski, and for intermediate and advanced skiers to perform beyond their present abilities. The Resort expects to benefit from the increased utilization of parabolic skis which the Resort offers in its retail and rental shops and for which it provides instruction through its ski school.

        The Company believes that the growth in snowboarding will also have a positive impact on the ski industry and will continue to be an important source of lift ticket, ski school, retail and rental revenue growth for the Company. In the United States, skier days attributable to snowboarders have increased an average of 19% per year over the past 3 years and snowboarders are currently estimated to represent 18% of all skier days in the United States. The snowboarding population is expected to double as a percentage of skier days over the next five years according to the 1997 survey of SNOWboarding Business. Much of this growth can be attributed to the greater acceptance of snowboarding as a competitive amateur sport. In 1985, only 7% of U.S. ski resorts allowed snowboarding, while approximately 93% do as of 1997. Also, the International Olympic Committee recently designated snowboarding as a demonstration event at the 1998 Winter Games in Nagano, Japan.

        While snowboarding has increased interest in "on-snow" sports among 13 to 24 year old males, the sport is increasingly appealing to a wider group of enthusiasts. According to a recent survey by Ski Industries America, the average age of snowboarders has risen to approximately 24 years old, and nearly one-third of all current snowboarders is female. The Company further believes that the growth in snowboarding among children and teens, who influence family vacation decisions, should allow the Resort to attract additional family destination guests. Consequently, the Resort has constructed a "snowboard park," offers snowboarding lessons through its ski school and provides snowboarding equipment in its retail and rental shops. The Company generally intends to place greater emphasis on the Resort's snowboard attractions, programs and events.

RESORT OPERATIONS

        The Company currently owns and controls all of the Resort's operations enabling it to capture a high percentage of the total spending by its year-round guests during their visit to the Resort. Accordingly, while lift ticket sales are traditionally the largest source of revenues for most ski resorts, the Company has a diversified revenue mix, including lodging, food services, lift tickets, ski school, sports and fitness center, day care and retail shops. Lodging revenue was the largest source of revenue in 1996, accounting for approximately 43% of total Resort revenue. The Company expects non-lift ticket revenue will continue to grow at a greater rate than lift ticket revenue as a result of the ongoing expansion of activities and services offered by the Company at the Resort.

        ASCUTNEY MOUNTAIN RESORT

        The Resort is a four-season, fully-integrated, destination resort that includes the ski area, a 212-room hotel (the fourth largest resort hotel in Vermont), an approximately 18,000 square foot comprehensive sports and fitness center, a three-story base lodge, a ski and rental shop, four restaurants, approximately 30,000 square feet of conference facilities and 17 slope-side condominium units to be leased from the present owners, all set in a New England style village.

        Centrally located in New England, the Company believes that the Resort is Vermont's most accessible fully-integrated, destination resort area. The Resort is conveniently located in central Vermont's Connecticut River Valley in Brownsville, Vermont, at the foot of Mt. Ascutney. The Resort is six miles from, and is the closest major Vermont ski resort to, Interstate I-91, one of the two main highways in Vermont. The Resort is easily accessible from most major metropolitan areas in the northeastern United States from which it attracts the majority of its visitors. During the 1996-97 ski season, the majority of the Resort's visitors resided in Connecticut, Massachusetts, Vermont and New York. Hartford, Boston and Albany are within a 2-1/2 hour drive and Providence, Montreal and New York City are within a 4-1/2 hour drive. The Resort is 18 miles from the Lebanon, New Hampshire airport which provides daily service to and from Boston, New York, Newark and Albany and five miles from the Amtrak train station in Windsor, Vermont. Approximately 15 miles from the Resort lies Woodstock, Vermont, a quaint New England village where guests can visit numerous art galleries, antique and specialty shops. The town of Manchester, Vermont, located approximately 50 miles from the Resort, is one of Vermont's busiest summer tourist attractions featuring designer discount outlets as well as specialty shops.

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



        ASCUTNEY MOUNTAIN SKI AREA

        The Ascutney Mountain ski area is one of Vermont's 14 major ski resorts with a 1,530 foot vertical rise on Mt. Ascutney. Ascutney Mountain's skier days exceeded 53,000 during the 1996-97 ski season, representing an increase of approximately 26% since the commencement of the Company's operations in 1993 under its current management team. The ski area includes 4 chairlifts, 31 trails, and 115 skiable acres with an approximately equal distribution of beginner, intermediate and expert terrain, including an International Skiing Federation-sanctioned giant slalom trail. The ski area is supported by a three-story base lodge with a cafeteria and lounge seating a total of 500 persons, a two-story ski and rental shop and various maintenance and storage buildings. Snowmaking capability covers approximately 75% of the skiable terrain. There are approximately 20 miles of cross-country trails which range from open meadows suitable for beginners to mountain touring trails suitable for more advanced skiers. At the base of the mountain, tubing, ice skating, children's programs and apres ski entertainment are available. Unlike many Vermont ski resorts, the Company owns all of the land on which the ski facilities are currently located. The Company operates its facilities 7 days a week for skiing and related winter activities from approximately mid-November until the following mid-April.

        Lift Ticket Sales. The Company's goal is to manage lift ticket yields to obtain premium prices during peak periods and increase aggregate lift ticket revenue during non-peak periods. Accordingly, the Company offers a wide selection of lift tickets which vary in price and usage. In all categories there is a reduced price for junior tickets. Unlike the majority of ski resorts, the Company sells junior priced tickets for guests up to the age of 16 years old as opposed to the traditional 12 years; this expanded discount is intended to attract the family market that largely frequents the Resort. Discounted lift tickets and programs, including local school programs, group purchases, Vertical Value discount card purchases and co-promotions with local and national businesses are designed to bolster business during non-peak periods. Introduced in 1995, the Vertical Value discount card was implemented to increase lift ticket revenues as well as to encourage non-peak usage by offering greater discounts during midweek and early and late seasons. The Company also markets and sells hotel packages which combine accommodations, lift tickets and dining. Such packages facilitate vacation planning while providing the Resort with multi-day lift ticket sales.

        Ski School. The Company operates a ski school at the Resort that offers a variety of programs to skiers, targeted to different ability levels and age groups, including Flying D.U.C.K.S., Young Olympians and Mini Olympians children's programs. The Company anticipates further growth in ski school revenue resulting from technological advances in alpine skiing equipment, for which the ski school has qualified instructors, and from the growth in snowboarding. The Company has approximately 60 instructors on its ski school staff. The Company has adopted a compensation incentive program to reward instructors based on guest satisfaction.

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



        ASCUTNEY MOUNTAIN RESORT HOTEL, LODGING AND RELATED OPERATIONS

        Lodging. The Ascutney Mountain Resort Hotel is a 212-room hotel, constructed in 1984, situated in five buildings at the base of Mt. Ascutney. The rooms are approximately equally divided between standard hotel rooms and suites which through lock-out capabilities may be rented as 1, 2 or 3-bedroom suites. Each suite has a full kitchen, a dining room and a living room with a fireplace and deck. The hotel is located along the lower ski slopes with each building having direct ski-on/ski-off access to the slopes. The main hotel building houses the 140-seat Harvest Inn Restaurant, Brown's Tavern, Biscotti's pizzeria and game room, the two-story Crow's Nest lounge/function room, additional retail space and conference space. The conference space in the hotel can accommodate groups from approximately 20 to 500 people. In addition, the Resort also includes approximately 17 condominium units at the base of the mountain, to be leased from the present owners, which together with the hotel, can accommodate up to approximately 700 people.

        Food and Beverage Service. Food and beverage service is an increasingly important component in providing a satisfying guest experience at the Resort and has been a significant source of revenue for the Company. The Company owns and operates the Resort's four on mountain food and beverage facilities with more than 500 seats. As a year-round mountain resort, the Resort generates food and beverage revenues throughout the non-ski season, including banquet revenues from groups utilizing the Resort's conference facilities and from wedding receptions.

        Retail Shops. The Company owns and leases commercial space for a retail and ski rental shop (with two locations at the Resort) containing approximately 3,500 square feet of sale/service area which is operated on a concession basis by a third party only during the ski season. The shop sells ski accessories such as goggles, sunglasses, hats and gloves as well as hard goods such as skis, snowboards, boots and ski apparel.

        ASCUTNEY MOUNTAIN RESORT SPORTS AND FITNESS CENTER

        The Resort's sports and fitness center of approximately 18,000 square feet, refurbished in the fall of 1993, is located adjacent to the hotel. The center includes one indoor and one outdoor Olympic-sized swimming pool, seven outdoor tennis courts (five har-tru and two all weather), an aerobics studio, two racquetball courts, saunas, free-weights, nautilus and aerobic equipment. The Company believes that the center is the only comprehensive sports and fitness facility of this size in the area and attracts membership from a 20 mile radius.

        The center, which is complimentary to hotel guests, sells monthly and annual memberships. In addition, the center offers daily walk-in passes and coupon books for single admissions. While the number of memberships varies seasonally, on a monthly basis the number of club memberships ranges from approximately 150 to 400 members. Additional fitness center revenues are derived from personal training sessions, massage fees, racquetball fees and tennis and swim instruction.

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OPERATING STRENGTHS

        The Company believes that the following operating strengths provide competitive advantages which should enable it to achieve significant growth.

        CONTROL OF RESORT OPERATIONS

        The Company controls multiple revenue sources at the Resort, thereby diversifying its revenue mix and ensuring consistency and quality of its operations. In addition to operating the ski lifts, the Company currently manages virtually all ancillary operations at the Resort, including lodging, food services, the ski school, the sports and fitness center and a day care program. The Company's ownership of the commercial property at the Resort allows it to ensure that its retail space enhances the overall appeal of the Resort.

        APPEAL TO FAMILY VISITORS

        The Company's special programs and services are principally targeted to family destination guests who tend to generate higher and more diversified revenues per guest than day skiers. Programs range from the Mini Olympian and Young Olympian ski schools, which are separate from the adult ski school, to supervised evening programs such as Cheddar's Happy Hours, movies, puppet shows and Parents' Night Out. In addition, the Company believes that the convenience of the self-contained Resort village which offers ski-on/ski-off lodging in large suites, coupled with virtually all facilities being located within walking distance, is particularly attractive to families. Based on a survey by the National Skier Opinion Survey for the 1996-97 ski season, more of the Resort's visitors had children under the age of 16 and a higher percentage of visitors to the Resort were accompanied by their children than the regional average of other ski resorts.

        ACCESSIBILITY AND LOCATION

        The Resort is strategically located in central Vermont and is within several hours driving distance from most major metropolitan areas in the northeastern United States. The Company believes that the Resort's proximity to Interstate I-91, one of the two main highways in Vermont, provides it with a significant competitive advantage relative to most of the other major Vermont mountain resorts. The northeastern corridor of the United States represents the second largest concentration of skier days in North America. Vermont had the largest number of skier days during the 1996-97 ski season of all the northeastern states. Additionally, Vermont benefits from an average of 250 inches of snowfall annually.

        MANAGEMENT TEAM

        Members of the Company's senior management team are recognized leaders in the mountain resort industry. The Company's senior management team consists of three individuals who are responsible for strategic direction, as well as oversight of its business, including Resort operations and real estate development activities. Together, the senior management team has

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



over 50 years of experience in the mountain resort industry, and have held positions on the Boards of Directors of such recognized public and private organizations as the Vermont Ski Areas Association and Vermont Economic Development Authority. Also, the Company's Chief Operating Officer during a 20-year period held various positions at Mount Snow, a leading Vermont ski resort, including Vice President - Operation and Planning of Mount Snow Development Corporation, Vice President for Planning and Maintenance of Mount Snow Hotel Corporation and Operations Manager of Mount Snow. In addition, the Company's Chief Operating Officer served as the Director of Whiteface Mountain Ski Center responsible for planning and development of the Ski Center in preparation for the 1980 Winter Olympics in Lake Placid, New York. He was later promoted to Vice President for the Olympic Regional Development Authority in charge of planning and construction for all of the 1980 Winter Olympic venues.

BUSINESS STRATEGY

        The Company's operating formula links the staged expansion of its mountain ski facilities at the Resort with the strategic development of its real estate. The Company's primary objective is to maximize and diversify its revenue sources by capitalizing on its operating strengths and through expansion of the Resort and the development of its real estate as described below. This strategy is designed to increase and balance year-round utilization and to enhance real estate values at the Resort. The implementation of this strategy begins with the continued enhancement of the skiing experience coupled with hotel improvements. In addition, the Company has the capacity to expand ski operations to the peak of Mt. Ascutney. The Company intends to implement a multi-stage plan to realize the significant value of its real estate. The Company plans to commence the sale of VOIs in the Resort's hotel, designed to increase destination visitors to the Resort and increase total Resort revenue. The intended sale of VOIs, commonly known as timeshares, in the Resort's hotel is expected to be carefully managed by the Company, in conjunction with its partner in the Future Joint Venture. The capital expected to be raised through the sale of VOIs in the existing hotel should enable further development of the Resort, such as the potential addition of an 18-hole golf course with additional adjacent residential units. Finally, the Company also intends to explore possible development opportunities regarding its other real estate holdings, including examinations of zoning and other regulatory approvals necessary for any such development. The Company believes that the integration of the Resort with further real estate development should attract increasing numbers of visitors and buyers of real estate.

        The expansion of the Resort's mountain facilities, the offering of vacation ownership intervals and the Company's further development of its real estate holdings should together add to the Company's ability to increase year-round utilization of the Resort. Specifically, the Company's strategy to maximize revenues is as follows:

        EXPANSION OF SKI AND YEAR-ROUND OPERATIONS

        An important component of the Company's business strategy is the expansion and enhancement of its core ski operations, while at the same time increasing the range of

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complimentary activities and services offered to its guests throughout the year.
The Company plans to enhance the skiing experience at the Resort through major upgrades to the ski lifts, snowmaking, grooming and trail systems. Principal improvements include the addition of one new high-speed quad chairlift as well as the relocation of one of the existing chairlifts, which will increase the mountain's total uphill capacity by more than 45% to approximately 6,350 skiers per hour. In addition, the Company plans to increase snowmaking capabilities at the Resort, bringing coverage to approximately 95% of the skiable terrain. Major trail modifications have been designed to allow different levels of skiers to utilize more of the mountain when combined with the planned increased snowmaking. Further, the Company intends to explore expanding the Resort's operations to a higher elevation on Mt. Ascutney, which if successfully achieved would result in the Resort having the fourth highest vertical rise of any Vermont ski operation. The plan also provides for the acquisition of Resort equipment and is expected to include both on-road and off-road vehicles such as snow groomers. See "Use of Proceeds."

        The Company also seeks to increase year-round utilization of the Resort by developing more summer and shoulder season activities and amenities. The Company believes that increases in utilization during the summer and shoulder seasons should enhance the Company's ability to attract additional restaurants and shops, thereby enhancing the four-season appeal of the Resort and the demand for and market value of its Resort real estate property. The Resort offers guests a variety of activities during the non-ski season, including mountain biking (on approximately 20 miles of the Resort's cross country trails), outdoor tennis, swimming and hiking. Canoeing, horseback riding and fishing can be arranged for at nearby facilities. Additionally, visitors during the summer and shoulder seasons can take advantage of golf courses, historic sites, museums and antique shops located near the Resort area.

        RESORT HOTEL IMPROVEMENTS

        The Company plans hotel improvements as well as the acquisition of Resort equipment and computer systems. The major components of the improvements include: selected hotel refurbishing of rooms and common areas, expanded activity areas for children's programs, expansion of hotel dining facilities and infrastructure improvements to roads and hotel parking lots. See "Use of Proceeds." With the improvements contemplated by the Company's plan, the Resort is expected to attract more hotel guests thereby increasing hotel occupancy and increasing utilization of other existing Resort services such as food services, ski school, day care and children's programs.

        VACATION OWNERSHIP PROGRAM

        The Company is in discussions with various real estate and vacation ownership development companies regarding the marketing and sale of up to 5,200 VOIs in the Resort's hotel as well as development of additional units of new construction at the Resort. By entering into a joint venture or other arrangement with a real estate or vacation ownership development company, the Company intends to mitigate risks associated with the VOI program.
Additionally, the Company, along with its strategic real estate partner, intends to manage any inventory risk by initially offering for sale only part of the Resort's hotel on a VOI basis, while

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operating the remainder of the Resort's hotel on a traditional overnight basis.
See "Risk Factors -- Uncertainty of Development of Vacation Ownership Intervals and Golf Course Development."

        The Company plans to initiate a VOI program for the Resort's hotel prior to any new construction of additional units at the Resort, whereby fixed weekly intervals will be sold in fully-furnished vacation units. The offering program is expected to begin in 1998. When the Company's VOI program commences, the Resort will be one of only two fully-integrated, destination resorts in Vermont that offers a VOI program. The Company believes that the offering of VOIs in its existing hotel will increase destination visitors to the Resort, which should increase revenues for the Resort including lift tickets, food and beverage, retail and other sources.

        The Future Joint Venture is expected to direct its marketing and sales efforts for VOIs in the Resort's hotel generally to family households in the middle and upper middle income brackets who previously have visited the Resort or prefer outdoor recreational activities at destination locations. It is anticipated that the Future Joint Venture will spend significant amounts in the future on real estate marketing and sales as it offers VOIs in the Resort's hotel. The primary method of marketing the Resort's vacation ownership property is expected to be through direct mail mini-vacation invitations. The Future Joint Venture intends to provide hotel accommodations to prospective purchasers at reduced prices while they tour the Resort. Sales personnel are expected to be generally experienced in VOI sales and to participate in ongoing training.

        The resort component of the vacation industry is serviced primarily by two alternatives for overnight accommodations: (i) commercial lodging establishments and (ii) timeshare or "vacation ownership" resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive. In addition, availability of commercial lodging may be limited during peak periods.

        VOIs have been one of the fastest growing segments of the hospitality industry over the past two decades. The number of vacation ownership resorts throughout the world increased from approximately 630 in 1981 to approximately 4,350 in 1996. From 1988 to 1996 vacation ownership sales grew at about 15% per year, reaching approximately $5 billion in total worldwide sales in 1996. Although sales of VOIs have grown from under $500 million annually in 1980 to approximately $5 billion in 1996, the Company believes there is substantial capacity for additional growth since less than 2% of all households in the United States owned a VOI as of 1996. According to the American Resort Development Association, the typical vacation interval owner is upper-middle-income, middle-aged, and well-educated. Additionally, of VOI owners in the United States, 69.5% have incomes over $50,000, and 67.5% are 45 years of age or older. The median annual household income of owners of VOIs in the United States is approximately $71,000 and over one-third of United States VOI owners have children aged 18 or younger living at home. The Company believes that its Resort can capitalize on the growth

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of VOIs because its visitors' demographics are similar to those of the typical
VOI purchaser. In addition, over one-third of VOI owners are from the northeast, the region from which the Resort draws approximately 75% of its visitors.

        The Company believes that a significant part of the success of the vacation ownership industry may be attributable to the growth of timeshare exchanges which have increased flexibility to owners of VOIs. Such timeshare exchange companies allow owners to exchange weeks and locations. Of the 4,350 worldwide vacation ownership resorts, approximately 95% are associated with an exchange company, with such companies arranging approximately 80% of the timeshare vacations taken worldwide each year. The Company expects that the Future Joint Venture will associate itself with one of the leading exchange companies. The Company believes that another significant factor contributing to the current success of the vacation ownership industry is the entry into the vacation ownership market of some of the world's major lodging, hospitality and entertainment companies, such as Marriott International, Inc., The Walt Disney Company, Hyatt Corporation, Four Seasons Hotels and Inter-Continental Hotels and Resorts.

        The Company anticipates that the Future Joint Venture will offer financing to purchasers of up to approximately 90% of the purchase price of a VOI. It is anticipated that a significant number of purchasers of the Company's VOIs will avail themselves of such financing. The Company believes that such financing is expected to be attractive to purchasers who find it convenient to handle all facets of the purchase of VOIs through a single source and because down payments required by such financing are intended to be similar to those required by banks and mortgage companies which offer such type of credit. The typical financing extended by the Future Joint Venture is intended to be a term of approximately seven years and at a fixed interest rate.

        Many state and local authorities have imposed restrictions and additional regulations on developers of vacation ownership properties. The Company is subject to various regulatory requirements including state and local approvals. These restrictions are expected to generally increase the cost of selling VOIs. In compliance with state laws, the Company expects that the Future Joint Venture may provide its vacation ownership purchasers with a public disclosure statement which contains, among other items, detailed information about the surrounding vicinity, the Resort and the purchaser's rights and obligations as an interval owner.

        The Company expects that the Future Joint Venture's customer financing activities will also be subject to extensive regulation, which may include the Truth-in-Lending - Regulation Z, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act - Regulation B, the Electronic Funds Transfer
Act - Regulation E, the Home Mortgage Disclosure Act - Regulation C, Unfair or Deceptive Acts or Practices - Regulation AA, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act and the Right to Financial Privacy Act. The Company believes that the Future Joint Venture will be in compliance in all material respects with such regulations.


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        DEVELOPMENT OF REAL ESTATE

        In light of the Resort's existing amenities, significant amount of developable land and attractive location, the Company believes that the Resort has numerous potential opportunities for further real estate development. The Company believes that similar factors which motivate skier visits to the Resort, such as accessibility, four-season attractions, amenities and proximity to major markets, should also tend to enhance values of the Company's real estate over time. Approximately 400 acres of the Company's land at the Resort are currently undeveloped. The Company also owns related infrastructure such as water and wastewater systems (which can support an additional 390 residential units at the Resort), certain roads, parking lots and maintenance facilities.

        The Company plans to further develop its real estate holdings as part of the overall expansion of the Resort. The original master development plan of the previous owner of the Resort contemplated approximately 560 residential units (172 of which have already been built), an 18-hole golf course, and further commercial development. The Company believes that its current supply of land at the Resort can support real estate development activities for approximately 10 to 15 years. The Company may also consider opportunities to add to its inventory of available land. By carefully managing the number and mix of new real estate interests it markets each year, the Company intends to achieve attractive returns through a balanced utilization of the Resort and its real estate.

        Previous plans for the Resort included the future construction of an 18-hole golf course to be surrounded by 100 to 140 townhouse units. In 1986, the previous owner of the Resort had applied for conceptual approval in accordance with Vermont's principal environmental law, Act 250, for a golf course at the Resort and was issued a conceptual Land Use Permit on the basis of the application, which permit has since expired. The District Environmental Commission which issued the conceptual Land Use Permit found that the proposed golf course and residential units were in conformance with the West Windsor Town Plan. While these plans and projects were never completed, the Company believes that potential opportunities still exist for these and other projects to be constructed on the approximately 400 acres currently available for development at the Resort. The Company is assessing the feasibility and development of an 18-hole golf course with additional adjacent residential units, all on land currently owned by the Company.

        Typically, golf is a primary attraction for mountain resorts in the summer and shoulder seasons, generating revenues from greens fees, cart rentals and pro-shop sales and should increase the overall demand for Resort real estate. In addition, in such resorts, golf is also responsible for generating a significant portion of the food and beverage and lodging revenues during the summer. The developable land parcels adjacent to a golf course generally achieve higher selling prices than other real estate. The Company believes that golf-related revenues may become an increasingly significant component of the Resort's aggregate revenues in the future.


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        OPPORTUNITIES FOR FURTHER DEVELOPMENT

        Upon the closing of this Offering, the Company will acquire a former day ski area known as Hogback Mountain, which covers approximately 800 acres of land located in southern Vermont and includes buildings containing a restaurant, a gift shop and two small museums. Hogback Mountain is located within 20 miles of the Mount Snow and Haystack ski areas and offers an unobstructed, panoramic view of three states. Hogback Mountain is within 30 minutes driving distance to several ski areas, golf courses, lakes, annual music festivals and other attractions. The Company believes that Hogback Mountain offers attractive development potential.

        One of the tallest mountains in southern Vermont, Hogback Mountain is situated adjacent to Route 9, a primary east-west thoroughfare in Vermont. Route 9 connects Brattleboro in the southeast corner of Vermont with Bennington in the southwest corner and is one of the most traveled roads in Vermont.

        Over the years, the Hogback Mountain property developed in a number of ways. A small ski area with a total of 24 trails and slopes and a base lodge was developed. The ski area has not been operating since the mid 1980's. In addition, a restaurant and gift shop as well as a few rental cottages were built. Two small museums were also established, one of which is currently expanding to a newer facility at Hogback Mountain. The Company believes that Hogback Mountain could support cross-country and downhill skiing, snowmobiling and other winter activities as well as certain summer and shoulder season activities in the event that the necessary regulatory approvals were obtained and appropriate development resources were expended. Hogback Mountain is currently registered with VAST, the Vermont Association of Snow Travelers, a snowmobiling association. The Company intends to explore possible development opportunities regarding Hogback Mountain, including an examination of zoning and other regulatory approvals necessary for any development.

        As consideration for the purchase of Hogback Mountain, the Company will issue an aggregate of 500,000 shares of Common Stock to Skyline Partners, L.P., a New York limited partnership and the owner of the 800 acres of land at Hogback Mountain and the buildings containing the Skyline Restaurant, gift shop and the two small museums at Hogback Mountain. Pursuant to the purchase and sale agreement, subsequent to the closing of the Offering, at the option of the Company, Skyline Partners, L.P. will manage the Hogback Mountain property in accordance with a management agreement between the Company and Skyline Partners, L.P., pursuant to which the Company shall pay a fee of $1,000 a month to Skyline Partners, L.P. The Company also intends to lease the buildings containing the Skyline Restaurant and gift shop at Hogback Mountain to Vermont Natural Company, the current owner and operator of such businesses. The lease will be on a month-to-month basis, terminable by the Company or by the tenant on 30 days notice, at a rent of $5,000 per month. The Company will not, however, be purchasing any portion of the businesses on such premises. Skyline Partners, L.P. and Vermont Natural Company are affiliates of the Representative. See "Certain Transactions" and "Underwriting."


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RESORT MARKETING AND SALES

        The primary objectives of the Company's marketing strategy for its operations include (i) increasing the Company's market share of northeastern ski visitors by continuing to increase the recognition associated with the Resort,
(ii) building demand during both peak and non-peak periods and (iii) expanding the summer and shoulder season business of the Resort.

        The Company's marketing methods include print media advertising in ski industry and lifestyle publications whose readership the Company believes generally reflects the demographic profile of the Resort's customers. The Company is also active in a number of promotional programs such as discount programs offered through local retailers designed to attract local day skiers. Since 1995, the Company has produced its own magazine which promotes the Resort's features and attractions while promoting the surrounding region as well. In addition, the Company uses direct mail advertising and is placing increasing emphasis on its web site which has generated up to 44,000 hits in a single month.

        Given the Resort's characteristics and layout, the Company's marketing efforts concentrate on both the family vacation market and the conference market. With the convenience of a self-contained resort village, coupled with large hotel suites, the Company believes that the Resort is particularly well suited for families with young children. In addition, the Resort has also attracted group and conference business including corporate meetings, conventions, weddings and ski groups. The Resort has fifteen function rooms that range in size from approximately 500 square feet to over 4,000 square feet and can accommodate groups from as small as 20 to as large as 500. Based on total square footage of conference space, the Company believes that the Resort ranks among the top three conference centers in Vermont. In fiscal 1996, group and conference sales revenues were approximately 30% of the Resort's lodging and food and beverage revenues.

        To increase awareness of the Ascutney name, the Company has entered into sponsorship relationships with local and national companies and has hosted several entertainment events, including concerts of the Vermont Symphony Orchestra. The Resort has also hosted a number of sporting events including the Mountain Dew'tm' Vertical Challenge and the Boston College Winter Carnival.

REGULATION AND LEGISLATION

        The Company is subject to various laws and regulations relating to the operation of its Resort and related activities, which are administered by numerous federal, state and local governmental agencies. Additionally, the mountain resort industry is subject to extensive regulation. The Company is or may be subject to various federal, state and local environmental, zoning and other statutes and regulations regarding the sale, subdivision, and acquisition of real estate and timeshare interests and their financing. The Company believes that it is in full compliance in all material respects with such applicable laws and regulations.

        Development of the Company's property in Vermont is subject to comprehensive environmental legislation, commonly referred to as Act 250, as well as state administrative

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regulations. This regulatory framework, in general, encompasses such areas as water quantity and quality, air quality, traffic considerations, availability of municipal services, use of natural resources, impact of growth, energy conservation and utility services, conformance with local and regional plans, and public building approvals, together with a number of other safety and health regulations. Additionally, each municipality has its own planning and zoning requirements.

        Permits and approvals mandated by such regulation for development of any magnitude are often numerous, significantly time-consuming and onerous to obtain and not guaranteed. The permit processes are administered by numerous state, regional and local boards and agencies with independent jurisdictions. Permits when received are subject to appeal or collateral attack and, in some cases, are of limited duration, after which review is necessary. These requirements have a direct bearing on the ability of the Company or others to further develop their resorts in Vermont. All other Vermont ski areas are also subject to similar processes. While the Company believes that its operations and development goals are and will be in full compliance in all material respects with applicable federal, state and local requirements, it must be recognized that growth and development opportunities within Vermont may be limited and more costly as a result of these legislative, regulatory or municipal requirements.

        An application for an Act 250 Permit was filed by the previous owner of the Resort for conceptual approval of a master plan for the Resort, including 560 condominiums and an 18-hole golf course. The District Environmental Commission of the State of Vermont (the "Commission") issued a conceptual Land Use Permit in response to such application. The Commission found that the project described in the application would not cause or result in a detriment to public health, safety or general welfare under the criteria described in 10 V.S.A., Section 6086(a). However, the conceptual Land Use Permit issued by the Commission in August 1987 has expired. A new application and subsequent approval thereof, as well as other regulatory approvals, would be needed if the Company decided to develop a golf course.

        The Company would need to lease additional land from either the State of Vermont or the Town of West Windsor or both if it were to expand ski operations to the peak of Mt. Ascutney. Under the terms of the lease, either the Vermont Department of Forests and Parks and/or the Town of West Windsor would be expected to have the right to review and comment on the location, design and construction of improvements on the leased land and on many operational matters. The Vermont Department of Forests and Parks leases land to most major ski areas in Vermont. The terms of such leases are substantially similar for all ski areas and the payment is calculated as a percentage of gross lift ticket revenues based on the number of lifts that a ski area builds on state-owned land. See "Risk Factors -- Permits and Regulatory Matters."

COMPETITION

        The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe for both destination and day skiers, including mountain resorts in Vermont (many of which have greater financial resources, greater name

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recognition and a greater share of the market). The Company also competes with other leisure industry companies, including warm weather resorts, for the vacation guest. The Company's major North American competitors include the major New England ski areas, Colorado and Utah mountain resorts, the Lake Tahoe mountain resorts in California and Nevada, the Quebec mountain resorts and the major ski areas in the Canadian Rockies. Many of the Company's current competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial and marketing resources than the Company. The Company believes that the Resort is one of a relatively small number of ski areas in North America able to attract both the day skier and the destination guest by providing a comprehensive vacation experience. The competitive position of the Resort is dependent upon many diverse factors such as proximity to major metropolitan areas, prevailing weather conditions, availability and cost of transportation to the Resort, pricing of ski services offered, snowmaking capabilities, type and quality of skiing offered, duration of the ski season, the number, quality and price of related services and lodging facilities, and the reputation of the Resort.

        Additionally, as the Company through the Future Joint Venture develops the VOI program at the Resort, it may experience significant competition for customers and for qualified personnel from other entities engaged in the business of resort development, sales and operations, including vacation interval ownership, condominiums, hotels and motels. Beginning in 1984 with the successful entry of Marriott International, Inc. into the VOI business, many of the world's leading lodging and hospitality companies have begun to develop and sell VOIs. Major companies which now operate or are developing VOI resorts include The Walt Disney Corporation, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Inter-Continental Hotels and Resorts. These companies possess significantly greater financial, marketing, personnel and other resources than those of the Company. Nevertheless, the vacation ownership industry remains highly fragmented with many of North America's vacation ownership resorts owned and operated by small, regional companies. Furthermore, there are other hotels and vacation resorts in the Company's market that provide competitive alternatives to the purchase of a VOI at the Resort.

EMPLOYEES

        As of June 30, 1997, the Company had approximately 75 full-time, year-round employees and approximately 175 additional peak-season employees. The Company believes that its employee relations are satisfactory.

LEGAL PROCEEDINGS

        The Company from time to time is involved in litigation in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its business, financial condition or results of operations.

        The athletic nature of the Company's ski operations subjects the Company to litigation in the ordinary course of business, including claims for personal injury. The Company

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maintains liability insurance that it considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. See "Risk Factors -- Adequacy of Insurance Coverage."

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information concerning the executive officers and directors of the Company upon the closing of the
Offering:


         NAME                   AGE   POSITION(S) WITH COMPANY
         ----                   ---   ------------------------
Steven H. Plausteiner.........   37    Chairman of the Board and Chief Executive
                                       Officer

Susan D. Plausteiner..........   37    Director, Chief Financial Officer and
                                       Secretary

Dusan Plausteiner.............   63    Director and Chief Operating Officer

Dan Purjes....................   47    Director


        STEVEN H. PLAUSTEINER co-founded the Company and has served as its Chairman of the Board and its Chief Executive Officer since its inception. From April 1993 to January 1994, Mr. Plausteiner served as Senior Managing Director in charge of Mortgage Backed Securities Sales and Trading at Smith Barney Inc. From May 1991 to April 1993, Mr. Plausteiner served as a Managing Director of Daiwa Securities America Inc. in the Collateralized Mortgage Obligations (CMO) area. From September 1982 to February 1991, Mr. Steven Plausteiner held various positions, including Senior Vice President -- Mortgage Trading Desk, of Prudential Securities, Inc., formerly Prudential-Bache Securities, Inc. In 1995, Mr. Plausteiner was elected to serve a one-year term on the Board of Directors of the Vermont Ski Areas Association, the leading trade association of the Vermont ski industry, and has been re-elected twice to serve successive one-year terms. Mr. Plausteiner holds a Bachelor of Arts degree from Boston College.

        SUSAN D. PLAUSTEINER co-founded the Company and has served as its Chief Financial Officer since its inception. In September 1996, Ms. Plausteiner was appointed by the Governor of Vermont to serve on the Board of Directors of the Vermont Economic Development Authority, which promotes business development through low cost and attractive loans. In October 1994, Ms. Plausteiner was elected to the Board of Directors of the Vermont Chamber of Commerce and in November 1994, she was appointed to the Board of Incorporators for David's House, a charitable organization having its principal offices in Hanover, New Hampshire. From September 1985 to June 1990, Ms. Plausteiner held various positions, including Vice President - Financial Institutions Group, of Prudential Securities, Inc. Ms. Plausteiner is a graduate of Tufts University from which she received a Bachelor of Arts degree and holds a Masters of Business Administration degree from the Wharton School at the University of Pennsylvania.

        DUSAN PLAUSTEINER co-founded the Company and has served as its Chief Operating Officer since its inception. Prior to joining the Company, he has held numerous senior operation positions at several ski resorts in the northeastern United States. From July 1990 to October

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1993, Mr. Plausteiner served as Vice President of Planning and Construction for the Olympic Regional Development Authority, where he was in charge of planning and construction for the Whiteface and Gore Mountain Ski Areas, all of the 1980 Olympic venues including the bobsled and luge runs, the biathlon and cross-country complex, and the Olympic ice arena in Lake Placid, New York. From October 1976 to June 1990, Mr. Plausteiner held various positions, including Director and Associate Manager of the Whiteface Ski Center in Lake Placid, New York, where he was, among other things, responsible for planning and development of the Ski Center in preparation for the 1980 Winter Olympics. From 1957 to 1976, Mr. Plausteiner held various positions at Mount Snow, a leading Vermont ski resort, including Vice President-Operation and Planning of Mount Snow Development Corporation, Vice President for Planning and Maintenance of Mount Snow Hotel Corporation and Operations Manager of Mount Snow. In 1971, he was appointed to the Board of Directors of the Mount Snow Corporation, the parent company for the Mount Snow resort and ski operations, on which he served until June 1976. In 1973, Mr. Plausteiner was appointed by the Governor of Vermont to the Vermont Tramway Board where he chaired the Tramway Code Revision until June 1976.

        DAN PURJES will serve as a Director of the Company for the period commencing with the closing of this Offering and ending on the earlier of the date that is five (5) years from the closing of this Offering or the date of his resignation or removal from the Board of Directors. Mr. Purjes has been Chairman and CEO of Josephthal Lyon & Ross Incorporated, an investment banking and brokerage firm and a member of the New York Stock Exchange and other principal exchanges since 1988. Previous to his appointment as CEO of Josephthal, he served as its Director of Investment Banking. Prior to joining Josephthal Lyon & Ross Incorporated in 1985, Mr. Purjes was a Vice President with a number of securities firms including Bear Stearns & Co. and L.F. Rothschild Unterberg Towbin. Mr. Purjes is also Chairman of NUR Advanced Technologies, Ltd., a digital jet printer company. Mr. Purjes has B.S. and M.S. degrees in Computer Sciences from the City College of New York School of Engineering. Mr. Purjes is an affiliate of the Representative of this Offering. See "Certain Transactions."

        Ms. Susan Plausteiner is the wife of Mr. Steven Plausteiner and daughter-in-law of Mr. Dusan Plausteiner. Mr. Steven Plausteiner is the son of Dusan Plausteiner. There are no other family relationships among the officers and directors of the Company.

        COMMITTEES OF THE BOARD OF DIRECTORS. Effective upon the closing of this Offering, the Company will establish an Audit Committee which will consist of such non-employee directors appointed upon the closing of the Offering as designated by the Board of Directors. The Audit Committee will be responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. Additionally, the Company will establish a Compensation Committee which will consist of those non-employee directors appointed upon the closing of the Offering as designated by the Board of Directors. It will be responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and will consult with management of the Company regarding compensation

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



policies and practices. The Compensation Committee will also make recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

        DIRECTORS' AND OFFICERS' TERMS AND DIRECTORS' FEES. Effective upon the closing of this Offering, the Company's Board of Directors will consist of six members. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his or her successor is duly elected and qualified. Directors who are not employees of the Company will receive an annual retainer of $1,000, an option to purchase 5,000 shares of the Company's Common Stock at its fair market value on the date of grant upon election or appointment to the Board of Directors and an annual option to purchase 5,000 shares of the Company's Common Stock at its fair market value on the date of grant provided they have attended a required minimum number of board and committee meetings during the year (except for Mr. Dan Purjes, who will not receive any such options). Each option will have a term of five (5) years from the date of grant, unless earlier terminated. The options are exercisable in whole or in part on the earlier of (i) the first anniversary of the grant date of the option, or (ii) death, or (iii) disability. See "Management -- 1997 Stock Option Plan for Non-Employee Directors." All directors will be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also officers of the Company will not be compensated for their services as directors.

        Each of the executive officers serves at the pleasure of the Company's Board of Directors. See "Management--Employment Agreements."

EXECUTIVE COMPENSATION

        No compensation was paid or was payable to the Chief Executive Officer ("CEO") of the Company and none of the Company's most highly compensated executive officers had combined salaries and bonuses that equalled or exceeded $100,000 for the years ended December 31, 1994, 1995 and 1996 (collectively, with the CEO, the "Named Executive Officers").

EMPLOYMENT AGREEMENTS

        Steven H. Plausteiner will enter into a three-year employment agreement with the Company which is to commence upon the closing of the Offering. Under the terms of his employment agreement, Steven Plausteiner will be entitled to receive an annual base salary of $100,000 plus a bonus determined by the Board of Directors. Steven Plausteiner will also be entitled to receive benefits offered to the Company's senior executives generally by the Company.

        In the event of the termination of Steven Plausteiner's employment by the Company, other than for "cause" or the termination by Steven Plausteiner following a breach by the Company of any material provision of the agreement, Steven Plausteiner will be entitled to a lump sum payment equal to the annual base salary for the remaining term of the employment agreement. In the event of the death of Steven Plausteiner during the term of his employment

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


agreement, his designated beneficiary (or if none, his estate) shall receive a lump sum payment equal to the annual base salary for the remaining term of the employment agreement. The Company will pay the premiums for life insurance on behalf of Steven Plausteiner.

        Susan D. Plausteiner will enter into a three-year employment agreement with the Company which is to commence upon the closing of the Offering. Susan Plausteiner's employment agreement will be substantially identical to Steven Plausteiner's employment agreement with the Company with the only difference being the amount of the premium for term life insurance.

1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (THE "1997 PLAN")

        The 1997 Plan was approved by the Board of Directors in August 1997 and is expected to be approved by the stockholders prior to the closing of the Offering.

        The purpose of the 1997 Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee Directors in the growth and performance of the Company.

        The 1997 Plan provides for awards of nonqualified options to non-employee Directors of the Company or its affiliates (other than Mr. Dan Purjes) as of the date of grant of an option to him ("Eligible Directors"). Unless earlier terminated by the 1997 Plan, each option shall have a term of 5 years from the date of grant. The options are exercisable in whole or in part on the earlier of (i) the first anniversary of the grant date of the option, or
(ii) death, or (iii) disability. The exercise price per share of Common Stock shall be 100% of the fair market value per share on the date the option is granted.

        Pursuant to the 1997 Plan, each Eligible Director will be awarded an Annual Grant (as defined below). In addition, upon first election or appointment to the Board, each newly elected Eligible Director will be granted an option to purchase 5,000 shares of Common Stock (the "Initial Grant"). Immediately following each annual meeting of the stockholders commencing with the meeting following the close of fiscal year 1997, each Eligible Director will be granted an option to purchase 5,000 shares of Common Stock (an "Annual Grant"). No Eligible Director may be awarded more than one Initial Grant and no Eligible Director may be awarded both an Initial Grant and an Annual Grant in any 12-month period.

        The maximum number of shares of Common Stock with respect to which awards may be granted under the 1997 Plan is 150,000. There are no outstanding awards or options. Shares of Common Stock subject to options that terminate or expire without the delivery of Common Stock will again be available for awards. Also, shares tendered to the Company in satisfaction or partial satisfaction of the exercise price of any award will increase the number of shares available for awards except to the extent prohibited by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The shares of Common Stock to be delivered under the 1997 Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

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


        The Company has agreed with the Representative that for a 13-month period commencing on the date of this Prospectus, that it will not, without the consent of the Representative, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its Common Stock or issue, sell or offer for sale any of its Common Stock, or grant an option for its Common Stock, except for options to purchase up to an aggregate of 150,000 shares of Common Stock which shall have an exercise price per share no less than the greater of (a) the initial public offering price of the Common Stock set forth herein and (b) the fair market value of the Common Stock on the date of grant. No option or other right to acquire Common Stock granted, issued or sold during this period shall permit (a) the payment with any form of consideration other than cash, (b) payment of less than the full purchase price or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements.




        The 1997 Plan is administered by the Board of Directors. Subject to the provisions of the 1997 Plan, the Board is authorized to interpret the 1997 Plan, to establish, amend and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board has no discretion with respect to the selection of Directors to receive options, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing of grants of options. The determinations of the Board in the administration of the 1997 Plan, as described herein, shall be final and conclusive.

        The exercise price of options may be satisfied in cash or, if permitted by the Board at the time of grant, by exchanging shares of Common Stock which have been owned by the optionee for at least six months, or by a combination of cash and shares of Common Stock.

        The options granted under the 1997 Plan may not be assigned or transferred, except by will or the laws of descent and distribution.

        No award may be granted under the 1997 Plan after the day following the tenth annual meeting of stockholders at which Directors are elected.

        The Board of Directors may amend or revise the 1997 Plan in whole or in part at any time, subject to certain limitations set forth in the 1997 Plan.

                              CERTAIN TRANSACTIONS


COMBINATION TRANSACTION

        Prior to the consummation of the Offering, the Resort was owned by three Delaware limited partnerships which are affiliates of the Company: Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. (collectively, the "Limited Partnerships"). In addition, Ascutney Mountain Resort Foods, Inc., a Vermont corporation and affiliate of the Company ("Foods"), is the holder of a liquor license for the Resort. Further, Ascutney Mountain Resort Services, Inc., a Delaware corporation and affiliate of the Company ("Services"), managed the Resort on behalf of the Limited Partnerships. Immediately prior to the closing of this Offering, the Company will acquire all of the partnership interests of each of the Limited Partnerships and all of the outstanding shares of capital stock of Foods. It is expected that Services will be dissolved.

        Immediately prior to the closing of the Offering, all of the partnership interests in each of the Limited Partnerships will be exchanged for an aggregate of 2,000,000 shares of Common Stock of Snowdance, Inc. (the "Combination Transaction"). Each of the Limited Partnerships has a corporate general partner which has a 1% interest in the Limited Partnership of which it is general partner. All of the issued and outstanding shares in each of the corporate general partners are owned by Susan D. Plausteiner. All other interests in the Limited Partnerships are owned by Steven H. Plausteiner or Susan D. Plausteiner. As a result of the Combination Transaction, immediately prior to the closing of this Offering, all of the outstanding shares in the Company will be owned by Steven H. Plausteiner and Susan D. Plausteiner. It is expected that the Combination Transaction will be treated as an Internal Revenue Code Section 351 transaction and be tax free to the Company and the Limited Partnerships. In addition, immediately prior to the closing of this Offering, Steven H. Plausteiner and Susan D. Plausteiner will contribute all of the outstanding shares of capital stock of Foods to Snowdance, Inc. as a capital contribution and Foods will become a wholly-owned subsidiary of Snowdance, Inc. As part of the Combination Transaction, the Company will receive an ownership interest in 3/4 of 1 condominium unit which was previously owned by Ascutney Mountain Resort Realty, L.P.

        Immediately prior to the closing of this Offering, it is anticipated that the Company, as lessee, will enter into a "net" lease agreement with Steven
H. Plausteiner and Susan D. Plausteiner, as lessors, to lease 17 slope-side condominium units. It is contemplated that the Company will pay all expenses associated with each of the condominium units other than debt service on the underlying mortgage loans and that the Company will have an option to buy each condominium unit for a net purchase price of $110,000 at any time during the initial lease term or any renewal term. The Company expects that the annual rent for each condominium unit will be in the range of $8,000 to $12,000 and that each lease will have a term of 5 years with an option to renew for 5 years.

AFFILIATE INVESTMENTS

        Since acquiring the Resort in 1993, Steven and Susan Plausteiner have:
(i) invested in the Company approximately $3,153,400 in the form of equity financing, (ii) guaranteed loans for the Company having an aggregate initial principal amount of $1,940,000 through June 30, 1997 and (iii) loaned the Company approximately $1,737,500 through June 30, 1997 (the "Related Loans"). It is expected that approximately $1,180,000 of the Related Loans currently outstanding will be converted, prior to the closing of the Offering, by Steven and Susan Plausteiner to a capital contribution to the Company. The remaining $537,000 of Related Loans which were made by Steven and Susan Plausteiner in the first six months of 1997 will continue to be obligations of the Company and beginning July 1, 1997 to accrue interest at a rate of 8% per annum and mature on June 30, 2007. To date, the Company has made no interest or principal payments with respect to the $537,000 of Related Loans. All of the foregoing funds were used by the Resort to recommence operations in the winter of 1993-94, to improve the Resort's infrastructure, including upgraded snowmaking and grooming capabilities and for working capital.

HOGBACK ACQUISITION

        Upon the consummation of this Offering, the Company will exchange an aggregate of 500,000 shares of Common Stock for Hogback Mountain which is currently owned by Skyline Partners, L.P. The Company will lease certain buildings located at Hogback Mountain to Vermont Natural Company. See "Business -- Business Strategy - Opportunities for Further Development." Skyline Partners, L.P. and Vermont Natural Company are controlled by Mr. Dan Purjes, the Chief Executive Officer of the Representative, and a director of the Company upon the closing of this Offering. Certain other affiliates of the Representative are also beneficial owners of Skyline Partners, L.P. and Vermont Natural Company. See "Underwriting."

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


                       PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, assuming that the Combination Transaction and the Hogback Acquisition have been consummated as of the date hereof, before and after giving effect to the sale of the shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each of the Named Executive Officers and
(iv) all Directors, Director - Nominees and Executive Officers of the Company as a group.

                                                                         PERCENT BENEFICIALLY OWNED
NAME AND ADDRESS                            NUMBER OF SHARES             --------------------------
OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     BEFORE OFFERING(1) AFTER OFFERING(1)
-------------------                      ------------------        ---------------    --------------
Steven H. Plausteiner(2) (3)..........         2,000,000                   80%              60.6%
   c/o Snowdance, Inc.
   Route 44
   Brownsville, VT  05037

Susan D. Plausteiner(2) (3)...........         2,000,000                   80%              60.6%
   c/o Snowdance, Inc.
   Route 44
   Brownsville, VT  05037

Skyline Partners, L.P (3) (4).........           500,000                   20%              15.2%
   c/o Josephthal Lyon & Ross
    Incorporated
   200 Park Avenue
   New York, NY  10166

Dusan Plausteiner.....................                 0                   --                 --
   c/o Snowdance, Inc.
   Route 44
   Brownsville, VT  05037

Dan Purjes (5)(6).....................           500,000                   20%              15.2%
   c/o Josephthal Lyon & Ross
    Incorporated
   200 Park Avenue
   New York, NY  10166

All Directors, Director-nominees and           2,500,000                  100%              75.8%
Executive Officers as a group
(4 persons)...........................

---------------------------

    (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares listed in the table.

    (2) Represents 2,000,000 shares held jointly by Steven H. Plausteiner and Susan D. Plausteiner, each a Director and a named Executive Officer of the Company.

    (3) Skyline Partners, L.P., and Steven H. Plausteiner and Susan D. Plausteiner (each a "Selling Stockholder"), have each granted to the Underwriters a 45-day option to purchase in the aggregate up to 120,000 additional shares of Common Stock to cover over-allotments (up to the first 50,000 shares from Skyline Partners L.P. and up to the next 70,000 shares from Steven and Susan Plausteiner). See "Underwriting." If the over-

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


        allotment is exercised in full, Skyline Partners, L.P. will own 450,000 shares and Steven and Susan Plausteiner will own 1,930,000 shares of the Common Stock after the Offering.

    (4) Skyline Partners, L.P. is an entity controlled by Mr. Dan Purjes, who will serve as a Director of the Company commencing with the closing of the Offering.

    (5) Mr. Purjes will serve as a Director of the Company commencing with the closing of the Offering.

    (6) Represents 500,000 shares of Common Stock held by Skyline Partners, L.P., an entity which Mr. Purjes controls, and, accordingly may be deemed to beneficially own such shares.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 4,900,000 shares of Common Stock, par value $0.001 per share, and 100,000 shares of preferred stock, par value $.01 per share, issuable in series (the "Preferred Stock"). As of August 6, 1997, there were no shares of Common Stock outstanding. Upon the completion of this Offering, there will be 3,300,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. If the over-allotment option is exercised in part or in full, there will be no change to the Common Stock outstanding since the shares sold to meet the over-allotment option will be from outstanding shares held by the Selling Stockholders.

        The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-Laws, in each case as amended to date.

COMMON STOCK

        Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

        The Company's Certificate of Incorporation provides that the Board of Directors (or a committee designated by the Board of Directors) is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 100,000 shares of Preferred Stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations and restrictions of the shares of each such series thereof, including the dividend rights, conversion rights, voting rights and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred

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


Stock which the Company may designate and issue in the future. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

        The Representative of the Underwriters, as holder of the Representative's Warrants, has "piggyback" rights to include the shares underlying the Representative's Warrants in any registration statement filed by the Company during the period ending six (6) years from the closing of this Offering and also has "demand" rights during the period ending five (5) years from the closing of this Offering to require, by action of not less than the holders of a majority of the Representative's Warrants, up to one "demand" registration by the Company, of the shares underlying the Representative's Warrants. In addition, any holder of the Representative's Warrants has "demand" rights during the period ending five (5) years from the closing of this Offering to require one "demand" registration of the shares underlying such holder's warrants, solely at the expense of such holder.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors, owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions), or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        As permitted by the DGCL, the Certificate of Incorporation and By-Laws provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director shall derive an improper personal benefit. In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent authorized by the DGCL, as amended from time to time, indemnify and hold harmless all directors and officers against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or

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


officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification includes the right to be advanced funds from the Company for expenses incurred in defending any proceeding for which a right to indemnification is applicable.

        The Company's By-Laws provide that special meetings of the stockholders may be called at any time by resolution of the Board of Directors, or by the Chairman of the Board, or at the request of stockholders owning 50% or more of the issued and outstanding capital stock of the Company and entitled to vote, but may not generally be called by other persons.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

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


                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon the consummation of this Offering, the Company anticipates that it will have 3,300,000 shares of Common Stock outstanding, excluding the shares of Common Stock issuable upon exercise of the Representative's Warrants. The 800,000 shares of Common Stock offered hereby (920,000 if the Underwriter's over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining 2,500,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering.

        In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

        All of the Company's officers, directors and existing stockholders have agreed not to, directly or indirectly, offer to sell, transfer, hypothecate or otherwise encumber any of their shares of Common Stock for a period of 13 months from the date of this Prospectus without the joint prior written consent of the Representative and the Company.

        Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price" and "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

        The Underwriters named below (the "Underwriters"), for whom Josephthal Lyon & Ross Incorporated is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis the respective number of shares of Common Stock (excluding the over-allotment shares) set forth opposite their names:


UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------

Josephthal Lyon & Ross Incorporated....................




                                                                ----------------
  Total................................................              800,000
                                                                ================


        The Underwriters are committed to purchase all shares of the Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

        The Company has been advised by the Representative that the Underwriters propose to initially offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions of not in excess of $.__ per share. Such dealers may reallow a concession not in excess of $.__ per share of Common Stock to other dealers. After the commencement of this Offering, the public offering price, concession and reallowance may be changed by the Representative.

        The Representative has advised the Company that it does not anticipate sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares offered hereby.

        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in connection with this Offering. The Company has also agreed to pay to the Representative an expense allowance on a non-accountable basis equal to two and one-half percent (2 1/2%) of the gross proceeds derived from the sale of the Common Stock underwritten, none of which has been paid to date.

        The Underwriters have been granted an option by the Selling Stockholders, exercisable within forty-five (45) days after the date of this Prospectus, to purchase up to an additional 120,000 shares of Common Stock (up to the first 50,000 shares from Skyline Partners, L.P. and up to the next 70,000 shares from Steven and Susan Plausteiner) at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

        All of the Company's officers, directors and existing stockholders have agreed not to, directly or indirectly, offer to sell, transfer, hypothecate or otherwise encumber any of their securities for thirteen (13) months following the date of this Prospectus without the joint prior written consent of the Representative and the Company. An appropriate legend shall be marked on the face of the certificates representing all of such securities.

        The Company has agreed that, for five (5) years after the closing of this Offering, the Representative will have the right to designate Dan Purjes to be elected to the Company's Board of Directors. The Representative has designated Mr. Purjes and Mr. Purjes has indicated to the Representative his intention to accept such designation. In the event the Representative elects not to designate Mr. Purjes to serve on the Company's Board of Directors (or in the event Mr. Purjes rejects any such designation), the Representative may then designate a non-voting observer (reasonably acceptable to the Company) to attend meetings of the Board of Directors.

        The Company has also agreed that in connection with the Company's discussions and negotiations with timeshare developers, the Representative shall act as the Company's exclusive financial advisor. The Representative will receive a fee to be mutually and reasonably agreed upon in good faith by the Company and the Representative, upon the consummation of a transaction with the Company and a timeshare developer that the Representative introduced to the Company.

        In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrants to purchase from the Company 80,000 shares of Common Stock. The Representative's Warrants are initially exercisable for shares of Common Stock at a price per share equal to 120% of the initial public offering price per share of Common Stock for a period of four (4) years commencing one (1) year from the date of this Prospectus and are restricted from sale, transfer, assignment, or hypothecation for a period of ________ (__) months from the date hereof. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrants. See "Description of Capital Stock -- Registration Rights."

        The Company has also agreed to grant to the Representative a right of first refusal, for a period of three (3) years commencing on the closing of this Offering, with respect to any sale of securities to be made by the Company or any of its affiliates, which right may be assigned by the Representative to any of its affiliates. If the gross proceeds of the offering are less than $6,000,000, such right of first refusal only pertains to shares sold by existing stockholders immediately prior to the closing of this Offering.

        The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

        In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short positions, up to 120,000 shares of Common Stock, by exercising the over-allotment option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

        Upon the consummation of this Offering, the Company will exchange an aggregate of 500,000 shares of its Common Stock for Hogback Mountain which is currently owned by Skyline Partners, L.P. The Company also intends to lease the buildings containing the Skyline Restaurant and gift shop at Hogback Mountain to Vermont Natural Company, the current owner and operator of such businesses. The lease will be on a month-to-month basis, terminable by the Company or the tenant on 30 days notice at a rent of $5,000 per month. See "Business -- Business Strategy - Opportunities For Further Development." Skyline Partners, L.P. and the Vermont Natural Company are controlled by Mr. Dan Purjes, the Chief Executive Officer of the Representative and a director of the Company upon the closing of this Offering. Certain other affiliates of the Representative are also beneficial owners of Skyline Partners, L.P. and Vermont Natural Company.

        _____________ is acting as Qualified Independent Underwriter and in exchange for its services will receive the compensation described below.

        Since the Representative may have a "conflict of interest" with the Company as defined in Rule 2720 of the NASD's Conduct Rules, the Offering is being made in conformity with certain applicable provisions of Rule 2720 of the NASD. Accordingly, the initial public offering price of the shares of Common Stock may not be higher than as recommended by an independent investment banking firm which qualifies as a "qualified independent underwriter" and "which shall also participate in the preparation of the registration statement and prospectus
 . . . and which shall exercise the usual standards of due diligence." _____ is acting as a "qualified independent underwriter," and will be paid a fee of $___________ in consideration for its services and expenses.

        Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock was determined by negotiation between the Company and the Qualified Independent Underwriter. The factors considered in determining such prices and terms, in addition to the prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, appraised value, results of operations or net worth of the Company.

        Pursuant to Rule 2720 of the NASD, ________, a member of the NASD, is required, in acting as a "qualified independent underwriter," to undertake to the NASD the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. The Company will indemnify ________ against such liabilities, if any, to the extent permitted by law.

                                  LEGAL MATTERS

        The validity of the Common Stock offered hereby and certain legal matters in connection with the Offering will be passed upon for the Company by Sonnenschein Nath & Rosenthal, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the Underwriters in connection with this Offering.

                                     EXPERTS

        The financial statements as of December 31, 1996 and for the years ended December 31, 1996 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

        The Registration Statement, including the exhibits and schedules thereto, may be inspected without change at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        As a result of this Offering, the Company will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is expected to be listed on the American Stock Exchange and, upon such listing, such reports, proxy statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

        The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and will make available quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

        Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Snowdance, Inc., Route 44, Brownsville, Vermont 05037, Attention: Steven H. Plausteiner (telephone (802) 484-7000).

SNOWDANCE, INC. (FORMERLY
ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                              Page
INDEPENDENT AUDITORS' REPORT                                                                    F-1

FINANCIAL STATEMENTS:

         Balance Sheets as of December 31, 1996 and March 31, 1997                              F-2

         Statements of Operations for the Years Ended
         December 31, 1995 and 1996 and the Three Months Ended March 31, 1996 and 1997          F-3

         Statements of Changes in Stockholders' Deficit for the Years Ended
         December 31, 1995 and 1996 and the Three Months Ended March 31, 1997                   F-4

         Statements of Cash Flows for the Years Ended
         December 31, 1995 and 1996 and the Three Months Ended March 31, 1996 and 1997          F-5

         Notes to Financial Statements                                                        F-6-11

PRO FORMA FINANCIAL INFORMATION                                                              F-12-16

The accompanying financial statements give effect to the consummation of the Combination as described in Note 1 to the financial statements. The following report is in the form that will be furnished by Deloitte & Touche LLP upon consummation of the Combination assuming that no other material events have occurred that would affect the accompanying financial statements or required disclosures therein.

Deloitte & Touche LLP
New York, New York
August 11, 1997

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Snowdance, Inc.

We have audited the accompanying balance sheet of Snowdance, Inc. (formerly Ascutney Mountain Resort, L.P. and affiliated entities) (see Note 1 to the financial statements) as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Snowdance, Inc. (formerly Ascutney Mountain Resort, L.P. and affiliated entities - See Note 1) as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

New York, New York
July 11, 1997 (September __, 1997 as to Note 1)

SNOWDANCE, INC. (FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES - SEE NOTE 1)

BALANCE SHEETS
DECEMBER 31, 1996 AND MARCH 31, 1997 (UNAUDITED)

                                                                                               DECEMBER        MARCH 31,
                                                                                                  31,            1997
                                                                                                 1996
                                                                                                              (UNAUDITED)
ASSETS

CURRENT ASSETS:

   Cash                                                                                        $    38,480     $    49,799
   Accounts receivable (less allowance for doubtful accounts of $8,000 in both periods)            131,437          81,935
   Other receivables                                                                                44,492          47,075
   Inventories                                                                                      47,402          32,649
   Prepaid expenses                                                                                 33,237          58,661
                                                                                               -----------     -----------
           Total current assets                                                                    295,048         270,119

PROPERTY AND EQUIPMENT - Net                                                                     1,210,376       1,181,249
DEFERRED FINANCING COSTS - Net                                                                      77,118          74,432
OTHER ASSETS                                                                                         6,824           6,824
                                                                                               -----------     -----------
TOTAL ASSETS                                                                                   $ 1,589,366     $ 1,532,624
                                                                                               ===========     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                                                            $   610,194     $   507,916
   Accrued expenses and other liabilities                                                          179,354          80,321
   Advance deposits                                                                                151,328          82,883
   Current portion of long-term debt                                                               216,620         217,119
                                                                                               -----------     -----------
           Total current liabilities                                                             1,157,496         888,239
                                                                                               -----------     -----------
LONG-TERM DEBT:
   Line of credit                                                                                  750,000         575,000
   Loans payable                                                                                   550,458         533,600
   Notes to related party                                                                        1,180,567       1,328,014
                                                                                               -----------     -----------
           Total long-term debt                                                                  2,481,025       2,436,614
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT

   Common stock (par value $.001 per share, 4,900,000 shares authorized,                            2,000           2,000
   2,000,000 shares outstanding)

   Preferred stock (par value $.01 per share, 100,000 shares authorized, none outstanding)               -               -

   Additional paid-in capital                                                                    1,050,000       1,050,000

   Accumulated deficit                                                                          (3,101,155)     (2,844,229)
                                                                                               -----------     -----------

         Total stockholders' deficit                                                            (2,049,155)     (1,792,229)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                    $ 1,589,366     $ 1,532,624
                                                                                               ===========     ===========

See notes to financial statements.

SNOWDANCE, INC. (FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES - SEE NOTE 1)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

                                                           YEARS ENDED                         THREE MONTHS ENDED
                                                           DECEMBER 31,                              MARCH 31,
                                                      1995                1996               1996                1997
                                                                                                   (UNAUDITED)
REVENUES:
  Lodging                                          $1,540,267          $1,695,845         $  584,826          $  770,694
  Food and beverage                                 1,010,076             970,086            283,900             313,981
  Ski and fitness                                     997,978           1,064,720            680,136             833,320
  Other                                               318,097             252,567             68,459              73,289
                                                    ---------          ----------         ----------           ---------
         Total revenues                             3,866,418           3,983,218          1,617,321           1,991,284
                                                    ---------          ----------         ----------           ---------
COST OF SALES:
  Lodging                                             630,158             827,620            254,566             243,600
  Food and beverage                                   745,099             848,513            278,294             244,884
  Ski and fitness                                     857,001             950,239            432,179             452,943
  Other                                               192,952             140,753             44,644              36,114
                                                    ---------          ----------         ----------           ---------
         Total cost of sales                        2,425,210           2,767,125          1,009,683             977,541
                                                    ---------          ----------         ----------           ---------
         Gross profit                               1,441,208           1,216,093            607,638           1,013,743
                                                    ---------          ----------         ----------           ---------
OPERATING EXPENSES:

  Administrative and general                          522,321             478,411            134,739             133,682
  Sales and marketing                                 572,351             592,732            155,997             157,745
  Depreciation                                        116,656             122,714             30,258              31,383
  Heat, light and power                               582,025             633,173            230,893             233,636
  Insurance                                           103,181             145,842             33,938              35,461
  Real estate and other taxes                         106,162             149,610             37,847              22,918
  Repairs and maintenance                             372,456             370,756            109,732              92,302
                                                    ---------          ----------         ----------          ----------
         Total operating expenses                   2,375,152           2,493,238            733,404             707,127
                                                    ---------          ----------         ----------          ----------
NET OPERATING (LOSS) INCOME                          (933,944)         (1,277,145)          (125,766)            306,616
                                                    ---------          ----------         ----------          ----------

OTHER INCOME (EXPENSE):

  Interest income                                         386               2,174                530                 226
  Gain on sale of assets                              562,267              18,115                  -                   -
  Related party interest expense                      (16,275)            (85,027)           (23,049)            (24,434)
  Interest expense                                   (189,123)           (158,936)           (26,797)            (25,482)
                                                    ---------         -----------         ----------            ---------
  Total other income (expense)                        357,255            (223,674)           (49,316)            (49,690)
                                                    ---------         -----------         ----------            ---------
NET (LOSS) INCOME                                   $(576,689)        $(1,500,819)        $ (175,082)           $256,926
                                                    =========         ===========         ==========            =========
(LOSS) INCOME PER COMMON SHARE                          $(.29)              $(.75)             $(.09)               $.13
                                                        =====               =====              =====                ====
Weighted average number of shares
outstanding                                         2,000,000           2,000,000          2,000,000           2,000,000
                                                    =========           =========          =========           =========
See notes to financial statements.



                                       F-3






SNOWDANCE, INC. (FORMERLY
ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES - SEE NOTE 1)

STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 1995 AND 1996
AND THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)


                                                            Additional        Accumulated
                                      Common Stock        Paid-in Capital       Deficit           Total
                                      ------------        ---------------       -------           -----
BALANCE, JANUARY 1, 1995                 $2,000                              $  (939,817)     $  (937,817)
         Capital contributions                             $  400,000                             400,000
         Distributions                                                           (78,361)         (78,361)
         Net loss                                                               (576,689)        (576,689)
                                       --------            ----------        -----------      -----------
BALANCE, DECEMBER 31, 1995                2,000               400,000         (1,594,867)      (1,192,867)
         Capital contributions                                650,000                             650,000
         Distributions                                                            (5,469)          (5,469)
         Net loss                                                             (1,500,819)      (1,500,819)
                                       --------            ----------        -----------      -----------
BALANCE, DECEMBER 31, 1996                2,000             1,050,000         (3,101,155)      (2,049,155)
         Net income (unaudited)                                                  256,926          256,926

BALANCE, MARCH 31, 1997                --------            ----------        ------------     -----------
         (UNAUDITED)                     $2,000            $1,050,000        $(2,844,229)     $(1,792,229)
                                         ======            ==========        ============     ===========


See notes to financial statements.

SNOWDANCE, INC. (FORMERLY
ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES - SEE NOTE 1)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

--------------------------------------------------------------------------------

                                                          Year Ended                      Three Months Ended
                                                         December 31,                          March 31,
                                                    1995             1996              1996                1997
                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net (loss) income                             $ (576,689)      $(1,500,819)         $(175,082)          $ 256,926
  Adjustments to reconcile net (loss) income to
  net cash used in operating activities:
   Depreciation                                    116,656           122,714             30,258              31,383
   Amortization                                     10,743            10,726              2,686               2,686
   Gain on sale of assets                         (562,267)          (18,115)                --                  --
   Changes on sale of assets
    (Increase) decrease in:
    Accounts receivable                           (105,181)           85,867            187,797              49,502
    Other receivables                              (50,404)           24,268             31,142              (2,583)
    Inventory                                       (5,439)            1,856             10,806              14,753
    Prepaid expenses                                15,354           (10,167)           (49,413)            (25,424)
    Other assets                                    (2,345)           (2,476)                --                  --
   Increase (decrease) in:
    Accounts payable                               145,002           155,488             30,861            (102,278)
    Advance deposits                                47,067            36,674            (89,008)            (68,445)
    Accrued expenses                              (380,094)            6,224           (114,537)            (99,033)
                                               -----------        ----------           --------           ---------
      Net cash (used in) provided by operating  (1,347,597)       (1,087,760)          (134,490)             57,487
      activities                               -----------        ----------           --------           ---------

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Purchases of property and equipment              (34,466)          (44,576)            (6,650)             (2,256)
  Sales of property and equipment                  587,653            19,053                 --                  --
                                                   -------          --------           --------            --------
  Net cash provided by (used in) investing         553,187           (25,523)            (6,650)             (2,256)
  activities                                       -------          --------             ------              ------

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Cash distributions                                (5,172)           (5,469)
  Increase in deferred financing costs             (32,788)               --               (543)                 --
  Increase (decrease) in loans payable             538,311           389,000            337,845             (43,912)
  Capital contributions from owners                400,000           650,000                 --                  --
                                                   -------        ----------           --------             -------
   Net cash provided by (used in) financing        900,351         1,033,531            337,302             (43,912)
   activities                                      -------        ----------            -------             -------

NET INCREASE (DECREASE) IN CASH                    105,941           (79,752)           196,162              11,319
CASH, BEGINNING OF PERIOD                           12,291           118,232             71,488              38,480
                                                 ----------       ----------         ----------          ----------
CASH, END OF PERIOD                             $  118,232        $   38,480         $  267,650          $   49,799
                                                ==========        ==========         ==========          ==========
SUPPLEMENTAL DISCLOSURE OF NON-
CASH INVESTING AND FINANCING
ACTIVITY:
  Distribution of property to owners            $   73,189        $       --         $       --          $       --
                                                ==========        ==========         ==========          ==========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
  Cash paid during the period for interest      $  200,324        $  194,605         $   38,374          $   36,074
                                                ==========        ==========         ==========          ==========


See notes to financial statements.

SNOWDANCE, INC. (FORMERLY
ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES - SEE NOTE 1)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)
--------------------------------------------------------------------------------

1.       BASIS OF PRESENTATION

         Snowdance, Inc. is a Delaware corporation formed on August 7, 1997. On September __, 1997, immediately prior to the date of this Prospectus, Snowdance, Inc., in a transaction hereinafter referred to as the "Combination," issued 2,000,000 shares of its common stock to Susan Plausteiner and Steven Plausteiner in exchange for all of the partnership interests in three limited partnerships: Ascutney Mountain Resort, L.P., Ascutney Mountain Resort Hotel, L.P., and Ascutney Mountain Resort Realty, L.P. (the "Partnerships"), which together owned the Ascutney Mountain Resort in Brownsville, Vermont, and for the common stock of Ascutney Mountain Foods, Inc. ("Foods"), the holder of the resort's liquor license.

         Each of the Partnerships had a general partner which had a 1% interest in the limited partnership of which it was the general partner. All of the issued and outstanding shares in each of the general partners (Snowdance Hotel Company, Snowdance Ski Company and Snowdance Realty Company) were owned by Susan Plausteiner. All of the limited partnership interests of the Partnerships and all of the outstanding shares of Foods were owned by Susan and Steven Plausteiner.

         The Combination was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements reflect the operations of Snowdance, Inc. and the Partnerships and Foods as if combined for all periods. All material intercompany balances and transactions have been eliminated in combination. The combined entities are hereinafter referred to as the "Company".

         The Ascutney Mountain Resort is a four-season resort which includes a ski area, an 18,000 square foot comprehensive fitness center, a 212 room hotel, four restaurants, and 30,000 square feet of conference space. The resort was purchased in the summer of 1993 for a cost of approximately $1.13 million and reopened in December 1993.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from 5 to 7 years for furniture and equipment to thirty-nine years for buildings. The cost of maintenance, repairs, minor renewals and improvements are charged to income as incurred.

         The Company periodically reviews its property for impairment. Impairment is determined to exist when estimated amounts recoverable through future operations and sale of a property on an undiscounted basis are below that property's carrying value. If a property is determined to be impaired, it must be written down to its estimated fair value. Management of the Company believes that no impairment exists at December 31, 1996.

         INVENTORIES - Inventories consist primarily of food, beverages and supplies and are stated at the lower of cost or market. Inventories are recorded using the FIFO (first-in, first-out) method.

         DEFERRED FINANCING COSTS - Deferred financing costs consist of costs directly associated with issuance of debt and the line of credit. These costs are amortized over the life of the related loans and credit line using the effective interest method. Accumulated amortization was $30,345 at December 31, 1996.

         INCOME TAXES - During the periods presented, the Company was comprised primarily of partnerships for income tax purposes. The Partnerships are not taxable for U.S. Federal income tax purposes. The partners report their distributive share of the Partnerships' losses in their individual income tax returns.

         For income tax purposes, Partnership results are reported for the calendar year. The principal difference between the accounting policies used for tax reporting purposes and those used for financial reporting is that depreciation is calculated using accelerated methods. The tax basis of the Partnerships' assets and liabilities is approximately $131,000 lower than the amounts reported for financial statement purposes at December 31, 1996.

         The other entities included in the Company for these financial statements are taxable corporations, which did not have significant taxable income or losses.

         ADVERTISING EXPENSE - The Company expenses advertising costs as incurred. The Company expensed $314,535 in 1996 and $284,788 in 1995.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         INTERIM FINANCIAL DATA - The interim financial data and related notes included herein are unaudited; however, in the opinion of management, the Company's interim financial data for the three month periods ended March 31, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The operating results for interim periods may not be indicative of the results expected for the full year.

3.       PROPERTY AND EQUIPMENT - NET

         Major classifications of property and equipment are summarized below:

                                                 DECEMBER 31,
                                                     1996

Land                                              $  159,161
Buildings                                            820,601
Furniture, fixtures, and equipment                   581,183
                                                   ---------
                                                   1,560,954
                                                   ---------
Less accumulated depreciation                       (350,578)
                                                   ---------
Property and equipment - net                      $1,210,376
                                                  ==========

4.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accrued expenses and other current liabilities at December 31, 1996 are summarized as follows:

Payroll and payroll benefits                                $ 87,309

Taxes                                                         39,513

Utilities                                                     25,601

Interest                                                      21,954

Other                                                          4,977
                                                            --------

Total                                                       $179,354
                                                            ========

5.       LONG-TERM DEBT

         a.     Loans Payable - Loans payable at December 31, 1996 consisted of:

                                                                                                      BALANCE
LENDER                                          MATURITY                 INTEREST RATE            DECEMBER 31, 1996
Vermont Economic                              June 3, 2004              5.50% per annum                $352,600
  Development Authority ("VEDA") (i)
West Windsor Block Grant (ii)               February 20, 2010           5.00 per annum                  229,225
                                                                                                       --------
                                                                                                        581,825

Less: Current Maturities                                                                                 31,367
                                                                                                       --------
Total long-term loans payable                                                                          $550,458
                                                                                                       ========

                  (i) Guaranteed by the Company's current owners and by Snowdance Ski Company and Snowdance Hotel Company. This loan has a balloon payment at maturity of $171,639. Under the terms of this loan agreement, the Company may not make distributions (except certain distributions with respect to the offset of income tax liabilities) without consent of VEDA.

                  (ii)     Guaranteed by the Company's current owners.

                  Under the terms of the loans, interest and principal are payable monthly until maturity, at which time the remaining principal balance is payable plus any accrued interest.

         b. Line of Credit - Line of Credit payable at December 31, 1996 consisted of:

                                                                        BALANCE                 BALANCE
LENDER              MATURITY               INTEREST RATE           DECEMBER 31, 1996        MARCH 31, 1997
Fleet Bank (i)      February 28, 2004      Prime + 1.75%               $925,000                $750,000


                  $175,000 of the line of credit is a current liability at December 31, 1996 and was paid during February 1997. The interest rate on this debt was 10.75% per annum at December 31, 1996.

                  (i) Guaranteed by the Company's current owners and by Ascutney Mountain Resort Realty, L.P., Snowdance Ski Company, Snowdance Hotel Company, and Snowdance Realty Company.

         Under the terms of the revolving line of credit, beginning in February of 1996, the principal amount available was to have been reduced by $175,000 annually with a balloon payment on the balance remaining at maturity. This line of credit was paid off subsequent to year-end (see
         Note 8).

         c. Notes Payable to Related Parties - As part of its original purchase of the resort, the Company acquired 24.75 condominium units. One of these units was sold in 1994. In 1995, six of these units were sold through November for a gain on sale of $562,267. In November of 1995, the Company transferred 17 units to its current owners (cost basis of approximately $4,305 per unit). The current owners arranged for financial institution mortgage financing collateralized by the condominium units, and loaned the proceeds to the Company on terms which mirror the terms of the mortgage financing. The Company is also entitled to use the condominium units as rental properties and is responsible for all expenses relating to them (see Note 8).

                  Notes payable to related parties at December 31, 1996 consisted of the following:

MATURITY                                           INTEREST RATE                   BALANCE
                                                 DECEMBER 31, 1996            DECEMBER 31, 1996

June 21, 2025                                      9.287% per annum            $  497,079

February 1, 2026                                   7.500 per annum                275,887

July 1, 2026 (i)                                   7.875 per annum                139,512

April 1, 2026 (ii)                                 7.625 per annum                278,342
                                                                               ----------

                                                                                1,190,820

Less current maturities                                                            10,253
                                                                               ----------

Long term notes payable to related party                                       $1,180,567
                                                                               ==========

                  (i) The interest rate will reset on every July 1 and will be equal to the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board plus three percentage points. The interest rate shall not exceed 13.875%.

                  (ii) The interest rate will reset on every April 1 and will be equal to the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board plus three percentage points. The interest rate shall not exceed 13.625%.

         Under the terms of the notes payable to related parties, interest and principal are payable monthly until maturity.

         During the three months ended March 31, 1997, the Company's current owners advanced the Company $150,000. These advances bear interest at the rate of 8% beginning July 1, 1997, and mature June 30, 2007.

         The scheduled principal maturities for the following five years, including the loans payable, line of credit and notes payable to related party are summarized below:

YEAR                                                                     TOTAL

1997                                                                  $  216,620

1998                                                                     219,204

1999                                                                     221,960

2000                                                                     224,894

2001                                                                     228,019

Thereafter                                                             1,586,948
                                                                      ----------

Total                                                                 $2,697,645
                                                                      ==========

         The Company's management believes that the fair value of its long-term debt approximates its carrying value at December 31, 1996.

6.       LEASES

         The Company leases a ski rental shop to an unrelated third party. Rents received by the Company were computed as 4.5% and 4.0% of the Company's gross daily and season ticket sales in 1996 and 1995, respectively. Revenue earned through this arrangement was $41,525 in 1996 and $26,679 in 1995.

7.       LITIGATION

         In the normal course of business, certain litigation is initiated against the Company. Generally, those claims are insured and in the opinion of management, disposition of litigation will not have a material adverse effect on the Company's liquidity, financial position or results of operations.

8.       SUBSEQUENT EVENTS

         PLANNED EQUITY OFFERING - During 1997, the Company's management decided to seek additional equity capital through a planned public offering of 800,000 shares of common stock (the "Offering"). The net proceeds from the Offering, anticipated to be approximately $6,660,000, would be used for upgrades and expansion to the resort's ski lifts, snowmaking, grooming and trail systems, purchase of additional mountain equipment and vehicles, resort improvements, preliminary development of a golf course on resort property, development of a vacation ownership intervals program, repayment of debt, and for working capital. In addition, the 17 condominium units currently owned by the Company's owners (see Note 5) will be leased to Snowdance, Inc., and $1,180,600 of the related party debt will be contributed as capital. The ability of the Company to successfully complete the Offering and its timing cannot be determined at this time.

         REAL ESTATE PURCHASE - Upon the closing of the Offering, Snowdance Inc. will acquire approximately 800 acres of land known as Hogback Mountain, located in Marlboro, Vermont. The Company plans to explore possible development opportunities for this land. As consideration for the purchase of this land, Snowdance, Inc. will issue 500,000 shares of its common stock to the owners of the assets, one of whom is a partnership whose principal beneficial owner will serve as a Director of Snowdance, Inc. upon completion of the Offering.

         LINE OF CREDIT - On June 30, 1997, the Company entered into a revolving line of credit borrowing arrangement with Mascoma Bank. Total borrowings available under this line of credit are $1,500,000, bear interest at the prime rate plus 1.75%, which equalled 10.25% per annum at June 30, 1997, payable monthly, with principal due on June 30, 1998. The debt is collateralized by a first mortgage on the Company's real estate assets, as well as on the two private residences owned by the Company's current owners. The Company immediately borrowed $914,425 and used the proceeds to prepay the Fleet Bank line of credit (see Note 5) and to pay loan fees and costs.

         CAPITAL RESOURCES - In addition to the borrowing capacity added by the Mascoma Bank line of credit discussed above, the Company's current owners have set aside funds from their personal assets in an amount they deem sufficient to fund the Company's operations through at least June 30, 1998, or until successful completion of the Offering or another source of capital can be secured.

                                     ******

PRO FORMA FINANCIAL INFORMATION

The pro forma financial information has been prepared to show the effect of the Hogback Acquisition, the closing of the Offering and application of the estimated net proceeds therefrom and the conversion of a portion of the Related Loans to a capital contribution to the Company.

The pro forma balance sheet of the Company has been prepared as if the above transactions occurred on March 31, 1997. The pro forma statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997, have been prepared as if the above transactions occurred on January 1, 1996.

The pro forma financial information is based upon available information and upon certain assumptions, as set forth in the notes to the pro forma financial information, that management of the Company believes are reasonable in the circumstances.

This pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if the above transactions had in fact occurred on such dates or at the beginning of such periods or the Company's financial position or results of operations for any future date or period.

                             SNOWDANCE, INC.
                             PRO FORMA BALANCE SHEET
                             MARCH 31, 1997

                                                  HISTORICAL         PRO FORMA               PRO FORMA
                                                MARCH 31, 1997      ADJUSTMENTS            MARCH 31, 1997
                                                --------------      -----------            --------------
CURRENT ASSETS
Cash                                             $   49,799         $6,600,000 (b)          $ 5,899,799
                                                                      (750,000)(c)
Accounts receivable (less                            81,935                                      81,935
  allowance for doubtful accounts of $8,000)
Other receivables                                    47,075                                      47,075
Inventories                                          32,649                                      32,649
Prepaid expenses                                     58,661                                      58,661
                                                 ----------                                  ----------
             Total current assets                   270,119                                   6,120,119

PROPERTY AND EQUIPMENT - Net                      1,181,249           5,000,000(a)            6,181,249
DEFERRED FINANCING COSTS - Net                       74,432                                      74,432
OTHER ASSETS                                          6,824                                       6,824
                                                 ----------                                  ----------
TOTAL ASSETS                                     $1,532,624                                 $12,382,624
                                                 ==========                                  ==========

LIABILITIES AND OWNERS' DEFICIT

CURRENT LIABILITIES

Accounts payable                                 $  507,916                                 $   507,916
Accrued expenses and other liabilities               80,321                                      80,321
Advance deposits                                     82,883                                      82,883
Current portion of long-term debt                   217,119           (175,000)(c)               42,119
                                                 ----------                                  ----------
           Total current liabilities                888,239                                     713,239
                                                 ----------                                  ----------

LONG-TERM DEBT
Line of credit                                      575,000           (575,000)(c)                    -
Loans payable                                       533,600                                     533,600
Notes to related party                            1,328,014         (1,180,600)(d)              147,414
                                                 ----------                                  ----------
           Total long-term debt                   2,436,614                                     681,014

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock $.001 par value                          2,000                500 (a)                3,300
                                                                           800 (b)


Additional paid in capital                        1,050,000          1,180,600 (d)           13,829,300
                                                                     4,999,500 (a)
                                                                     6,599,200 (b)

Accumulated deficit                              (2,844,229)                                 (2,844,229)
                                                 ----------                                  ----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)             (1,729,229)                                 10,988,371

TOTAL LIABILITIES
AND STOCKHOLDERS' EQUITY (DEFICIT)               $1,532,624                                 $12,382,624
                                                 ==========                                 ===========


                   See Notes to pro forma financial statements

                             SNOWDANCE, INC.
                             PRO FORMA STATEMENT OF OPERATIONS
                             FOR THE YEAR ENDED DECEMBER 31, 1996

                                                   HISTORICAL YEAR                                   PRO FORMA
                                                        ENDED              PRO FORMA                 YEAR ENDED
                                                  DECEMBER 31, 1996       ADJUSTMENTS            DECEMBER 31, 1996
                                                  -----------------       -----------            -----------------
REVENUES
Lodging                                             $ 1,695,845                                     $ 1,695,845
Food and beverage                                       970,086                                         970,086
Ski and fitness                                       1,064,720                                       1,064,720
Other                                                   252,567                                         252,567
                                                     ----------                                     -----------
                  Total revenues                      3,983,218                                       3,983,218

COST OF SALES
Lodging                                                 827,620            85,027 (e)                   912,647
Food and beverage                                       848,513                                         848,513
Ski and fitness                                         950,239                                         950,239
Other                                                   140,753                                         140,753
                                                     ----------                                      ----------
                Total cost of sales                   2,767,125                                       2,852,152

OPERATING EXPENSES
Administrative and general                              478,411                                         478,411
Sales and marketing                                     592,732                                         592,732
Depreciation                                            122,714                                         122,714
Heat, light and power                                   633,173                                         633,173
Insurance                                               145,842                                         145,842
Real estate and other taxes                             149,610                                         149,610
Repairs and maintenance                                 370,756                                         370,756
                                                     ----------                                     -----------
             Total operating expenses                 2,493,238                                       2,493,238

NET OPERATING LOSS                                   (1,277,145)                                     (1,362,172)
                                                     ----------                                     -----------

OTHER INCOME (EXPENSE)
Interest Income                                           2,174                                           2,174
Gain on sale of assets                                   18,115                                          18,115
Related party interest expense                          (85,027)           85,027 (e)
Interest expense                                       (158,936)           85,990 (f)                   (72,946)
                                                     ----------                                     -----------
               Total other expenses                    (223,674)                                        (52,657)
                                                     ----------                                     -----------

NET LOSS                                            $(1,500,819)                                    $(1,414,829)
                                                    ===========                                     ===========

Loss Per Share                                      $      (.75)                                    $     (0.43) (g)
                                                    ===========                                     ===========

Weighted Average Number of Shares                     2,000,000                                       3,300,000

                   See notes to pro forma financial statements

                             SNOWDANCE, INC.
                             PRO FORMA STATEMENT OF OPERATIONS
                             FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                             HISTORICAL THREE                              PRO FORMA
                                               MONTHS ENDED        PRO FORMA           THREE MONTHS ENDED
                                              MARCH 31, 1997      ADJUSTMENTS            MARCH 31, 1997
                                              --------------      -----------            --------------
REVENUES
Lodging                                        $  770,694                                  $  770,694
Food and beverage                                 313,981                                     313,981
Ski and fitness                                   833,320                                     833,320
Other                                              73,289                                      73,289
                                               ----------                                  ----------
               Total revenues                   1,991,284                                   1,991,284

COST OF SALES
Lodging                                           243,600         17,281 (e)                  260,881
Food and beverage                                 244,884                                     244,884
Ski and fitness                                   452,943                                     452,943
Other                                              36,114                                      36,114
                                               ----------                                  ----------
               Total cost of sales                977,541                                     994,822

OPERATING EXPENSES
Administrative and general                        133,682                                     133,682
Sales and marketing                               157,745                                     157,745
Depreciation                                       31,383                                      31,383
Heat, light and power                             233,636                                     233,636
Insurance                                          35,461                                      35,461
Real estate and other taxes                        22,918                                      22,918
Repairs and maintenance                            92,302                                      92,302
                                               ----------                                  ----------

               Total operating expenses           707,127                                     707,127

NET OPERATING INCOME                              306,616                                     289,335
                                               ----------                                  ----------

OTHER INCOME (EXPENSE)
Interest income                                       226                                         226
Related party interest expense                    (24,434)        17,281 (e)                   (7,153)
Interest expense                                  (25,482)        20,038 (f)                   (5,444)
                                               ----------                                  ----------

               Total other expenses               (49,690)                                    (12,371)
                                               ----------                                  ----------

INCOME BEFORE INCOME TAX EXPENSE                  256,926                                     276,964
                                               ----------                  -

INCOME TAX EXPENSE                                              (113,047)(h)                 (121,864)
                                                                                           ----------

NET INCOME                                     $  256,926                                  $  155,100
                                               ==========                                  ==========

Income Per Share                               $      .13                                  $     0.05  (g)
                                               ==========                                  ==========

Weighted Average Number of Shares               2,000,000                                   3,300,000

                  See notes to pro forma financial statements.

SNOWDANCE, INC.
NOTES TO PRO FORMA FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
AND FOR THE YEAR ENDED DECEMBER 31, 1996

(a) Reflects the acquisition of the Hogback assets through the issuance of 500,000 shares of common stock, par value $.001 per share, with a fair value of $10 per share.

(b) Reflects the closing of the Offering and the application of the net proceeds thereof. The Offering is assumed to include the issuance of 800,000 shares of common stock, par value $.001 per share, for $10 per share, and offering expenses of $1,400,000, resulting in net proceeds to the Company of $6,600,000.

(c) Reflects the assumed repayment of the balance outstanding on the Company's line of credit as of March 31, 1997, $750,000, using a portion of the net proceeds from the Offering.

(d) Reflects the conversion of $1,180,000 of the Related Loans to additional paid-in capital of the Company.

(e) Reflects the effect of the planned lease by the Company of the 17 Mountain's Edge condominium units from Steven and Susan Plausteiner. For purposes of the pro forma financial information, it is assumed that the lease expense would have been equivalent to the interest expense paid on the Related Loans contributed to capital, so this adjustment reclassifies the related party interest expense to leasing expense, included in lodging cost of sales.

(f) Reflects the elimination of interest expense on the line of credit for the applicable period. The line of credit is assumed to have been repaid as of January 1, 1996, using a portion of the proceeds from the Offering, as described in Note (c) above.

(g) Pro forma earnings (loss) per share is computed using 3,300,000 weighted average common shares outstanding; historical loss per share is computed using 2,000,000 shares.

(h) Reflects the accrual of federal and state income taxes for the three months ended March 31, 1997. Amount is computed using a total combined federal and state tax rate of 44%.

================================================================================
NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                   TABLE OF CONTENTS

                                               Page
                                               ----
Available Information.........................
Prospectus Summary............................
Summary Financial Data........................
Risk Factors..................................
Use of Proceeds...............................
Dividend Policy...............................
Capitalization................................
Selected Financial Data ......................
Management's Discussion and Analysis
    of Financial Condition and Results of
    Operations................................
Business......................................
Management....................................
Certain Transactions..........................
Principal and Selling Stockholders............
Description of Capital Stock..................
Underwriting..................................
Legal Matters.................................
Experts.......................................
Index to Financial Statements................. F-1

Until ______________ __, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                 800,000 SHARES


                                 SNOWDANCE, INC.

                                  COMMON STOCK



                                 --------------
                                   PROSPECTUS
                                 --------------



                             JOSEPHTHAL LYON & ROSS



                                               , 1997
                             -------------  ---


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

        The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the

Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit. Reference is made to the Company's Certificate of Incorporation and By-Laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

        The Company expects to maintain directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

        Pursuant to the Underwriting Agreement to be entered into among the Company and the Underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses (other than underwriting discounts and the non-accountable expense allowance) expected to be incurred in connection with the Offering described in this Registration Statement.

     Securities and Exchange Commission registration fee...    $    3,387
     NASD Examination Fee..................................    $    1,618
     American Stock Exchange Listing Fee...................    $   35,000
     Accounting Fees and Expenses..........................    $  125,000
     Printing and Engraving Expenses.......................    $   75,000
     Legal Fees and Expenses...............................    $  300,000
     Blue Sky Fees and Expenses............................    $   10,000
     Transfer Agent Fees...................................    $   10,000
     Miscellaneous.........................................    $   19,995

             Total.........................................    $  580,000
                                                               ==========




        The foregoing items, except for the Securities and Exchange Commission and NASD fees, are estimated. All expenses will be borne by the Company.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

        In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act:

        (a) Immediately prior to the closing of the Offering, all of the partnership interests in each of the Limited Partnerships will be exchanged for 2,000,000 shares of Common Stock of Snowdance, Inc. (the "Combination Transaction"). Each of the Limited Partnerships has a corporate general partner which has a 1% interest in the Limited Partnership of which it is general partner. All of the issued and outstanding shares in each of the corporate general partners are owned by Susan D. Plausteiner. All other interests in the Limited Partnerships are owned by Steven H. Plausteiner or Susan D. Plausteiner. As a result of the Combination Transaction, immediately prior to the closing of this Offering, all of the outstanding shares in Snowdance, Inc. will be owned by Steven H. Plausteiner and Susan D. Plausteiner. It is expected that the Combination Transaction will be treated as an Internal Revenue Code
Section 351 transaction and be tax free to the Company and the Limited Partnerships. In addition, immediately prior to the Closing of this Offering, Steven H. Plausteiner and Susan D. Plausteiner will contribute all of the outstanding shares of capital stock of Foods to Snowdance, Inc. as a capital contribution and Foods will become a wholly-owned subsidiary of Snowdance, Inc. As part of the Combination Transaction, the Company will receive an ownership interest in 3/4 of 1 condominium unit which was previously owned by Ascutney Mountain Resort Realty, L.P.

               No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits

==========================================================================================================
  EXHIBIT NO.
----------------------------------------------------------------------------------------------------------
      1.1      Proposed Form of Underwriting Agreement.
----------------------------------------------------------------------------------------------------------
      1.2      Proposed Form of Qualified Independent Underwriter Agreement
----------------------------------------------------------------------------------------------------------
      3.1      Certificate of Incorporation of the Company.
----------------------------------------------------------------------------------------------------------
      3.2      By-Laws of the Company.
----------------------------------------------------------------------------------------------------------
      4.1*     Form of specimen certificate representing the Company's Common Stock.
----------------------------------------------------------------------------------------------------------
      4.2      Form of Representative's Warrant Agreement including Form of Representative's Warrant.
----------------------------------------------------------------------------------------------------------
      5.1*     Opinion of Sonnenschein Nath & Rosenthal.
----------------------------------------------------------------------------------------------------------
     10.1      Loan and Security Agreement, dated June 30, 1997, among Ascutney Mountain Resort, L.P.,
               Ascutney Mountain Resort Hotel, L.P., Steven H. Plausteiner, Susan D. Plausteiner and
               Mascoma Savings Bank, fsb.
----------------------------------------------------------------------------------------------------------
     10.2      Loan Agreement, dated May 6, 1994, among Ascutney Mountain Resort, L.P., Ascutney Mountain
               Resort Hotel, L.P., and the Vermont Economic Development Authority.
----------------------------------------------------------------------------------------------------------
     10.3      Loan and Security Agreement, dated November 3, 1994, among the Town of West Windsor,
               Vermont, Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Hotel, L.P.
----------------------------------------------------------------------------------------------------------
     10.4      Draft Purchase and Sale Agreement, dated as of August _____,
               1997, by and between the Company and Skyline Partners, L.P.
----------------------------------------------------------------------------------------------------------
     10.6*     Form of Condominium Lease Agreement, dated as of _____________
               _____, 1997, among the Company, Steven Plausteiner and Susan Plausteiner.
----------------------------------------------------------------------------------------------------------
     10.7*     Form of Employment Agreement between the Company and Steven H. Plausteiner.
----------------------------------------------------------------------------------------------------------
     10.8*     Form of Employment Agreement between the Company and Susan D. Plausteiner.
----------------------------------------------------------------------------------------------------------
     10.9      Form of 1997 Stock Option Plan for Non-Employee Directors.
----------------------------------------------------------------------------------------------------------
     10.10     Form of Exchange Agreement among Ascutney Mountain Resort, L.P., Ascutney Mountain Resort
               Hotel, L.P., Ascutney Mountain Resort Realty, L.P. and the Company.
----------------------------------------------------------------------------------------------------------
     23.1      Consent of Deloitte & Touche LLP.
----------------------------------------------------------------------------------------------------------
     23.2*     Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5.1).
----------------------------------------------------------------------------------------------------------
     23.3      Consent of Director Nominee.*
----------------------------------------------------------------------------------------------------------
     24.1      Powers of Attorney (included on signature page).
==========================================================================================================


--------------------
 *To be filed by amendment

ITEM 28.  UNDERTAKINGS.

        The Company hereby undertakes:

        (a)    That it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the
             Securities Act;

                  (ii) reflect in the prospectus any facts or events which
             individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat such post-effective amendment as a new registration statement of the Securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) That it will provide to the Representative at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

        (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the

Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)    That it will:

             (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rules 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

             (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those Securities.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Placid, State of New York, on this 11th day of August, 1997.


                                             SNOWDANCE, INC.


                                             By: /s/ STEVEN H. PLAUSTEINER
                                                 -------------------------
                                                 Steven H. Plausteiner
                                                 Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven H. Plausteiner and Susan D. Plausteiner, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign (i) any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



           Signature                        Title                    Date
           ---------                        -----                    ----

  /s/ STEVEN H. PLAUSTEINER         Chief Executive Officer     August 11, 1997
-------------------------------     and Director (Principal
      Steven H. Plausteiner         Executive Officer)

  /s/ SUSAN D. PLAUSTEINER          Chief Financial Officer     August 11, 1997
-------------------------------     and Director (Principal
      Susan D. Plausteiner          Financial and Account-
                                    ing Officer)


  /s/ DUSAN PLAUSTEINER             Chief Operating Officer     August 11, 1997
-------------------------------     and Director
      Dusan Plausteiner

                                  EXHIBIT INDEX

===================================================================================================================================
                                                                                                                    SEQUENTIALLY
    EXHIBIT                                                                                                           NUMBERED
    NUMBER                      DESCRIPTION                                                                             PAGE
-----------------------------------------------------------------------------------------------------------------------------------
      1.1      Proposed Form of Underwriting Agreement.
-----------------------------------------------------------------------------------------------------------------------------------
      1.2      Proposed Form of Qualified Independent Underwriter Agreement
-----------------------------------------------------------------------------------------------------------------------------------
      3.1      Certificate of Incorporation of the Company.
-----------------------------------------------------------------------------------------------------------------------------------
      3.2      By-Laws of the Company.
-----------------------------------------------------------------------------------------------------------------------------------
      4.1*     Form of specimen certificate representing the Company's Common Stock.
-----------------------------------------------------------------------------------------------------------------------------------
      4.2      Form of Representative's Warrant Agreement including Form of Representative's Warrant.
-----------------------------------------------------------------------------------------------------------------------------------
      5.1*     Opinion of Sonnenschein Nath & Rosenthal.
-----------------------------------------------------------------------------------------------------------------------------------
     10.1      Loan and Security Agreement, dated June 30, 1997, among Ascutney Mountain Resort, L.P.,
               Ascutney Mountain Resort Hotel, L.P., Steven H. Plausteiner, Susan D. Plausteiner and
               Mascoma Savings Bank, fsb.
-----------------------------------------------------------------------------------------------------------------------------------
     10.2      Loan Agreement, dated May 6, 1994, among Ascutney Mountain Resort, L.P., Ascutney Mountain Resort Hotel, L.P.,
               and the Vermont Economic Development Authority.
-----------------------------------------------------------------------------------------------------------------------------------
     10.3      Loan and Security Agreement, dated November 3, 1994, among the Town of West Windsor,
               Vermont, Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Hotel, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
     10.4      Draft Purchase and Sale Agreement, dated as of August _____,
               1997, by and between the Company and Skyline Partners, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
     10.6*     Form of Condominium Lease Agreement, dated as of _____________
               _____, 1997, among the Company, Steven Plausteiner and Susan Plausteiner.
-----------------------------------------------------------------------------------------------------------------------------------
     10.7*     Form of Employment Agreement between the Company and Steven H. Plausteiner.
-----------------------------------------------------------------------------------------------------------------------------------
     10.8*     Form of Employment Agreement between the Company and Susan D. Plausteiner.
-----------------------------------------------------------------------------------------------------------------------------------
     10.9      Form of 1997 Stock Option Plan for Non-Employee Directors.
-----------------------------------------------------------------------------------------------------------------------------------
     10.10     Form of Exchange Agreement among Ascutney Mountain Resort, L.P., Ascutney Mountain Resort
               Hotel, L.P., Ascutney Mountain Resort Realty, L.P. and the Company.
-----------------------------------------------------------------------------------------------------------------------------------
     23.1      Consent of Deloitte & Touche LLP.
-----------------------------------------------------------------------------------------------------------------------------------
     23.2*     Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5.1).
-----------------------------------------------------------------------------------------------------------------------------------
     23.3*     Consent of Director Nominee.
-----------------------------------------------------------------------------------------------------------------------------------
     24.1      Powers of Attorney (included on signature page).
===================================================================================================================================

--------------------
 *To be filed by amendment





                            STATEMENT OF DIFFERENCES
                            ------------------------

The cent symbol shall be expressed as ................................ [c]
The degree symbol shall be expressed as .............................. [d]
The section symbol shall be expressed as ............................. 'SS'
The trademark symbol shall be expressed as ........................... 'tm'